Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
BY AND AMONG
UNITED COMPONENTS, INC.,
ACAS ACQUISITIONS (ASC), INC.
AND
THE SELLERS
NAMED HEREIN

Dated as of March 8, 2006

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		Page
12.12	Termination of Agreements	87
12.13	Specific Performance	88

v

Schedules

Schedule 1.1(a)	CapEx Budget
Schedule 3.2	Agreed Principles

Schedule 5.3(a)	No Conflicts
Schedule 5.3(b)	Consents
Schedule 5.4(a)	Reservation of Equity Securities
Schedule 5.4(b)	Capitalization
Schedule 5.5	Subsidiaries
Section 5.7	Liabilities
Schedule 5.8	Absence of Certain Developments
Schedule 5.9	Taxes
Schedule 5.10(a)	Real Property
Schedule 5.11(a)	Tangible Personal Property
Schedule 5.11(b)	Exceptions to Title of Machinery and Equipment
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(b)	Licenses
Schedule 5.12(c)	Protection of Proprietary Rights
Schedule 5.13(d)	Intellectual Property Infringement

Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Breaches of Material Contracts
Schedule 5.14(a)	Employee Benefit Plans
Schedule 5.14(b)	Post-Termination Benefits

Schedule 5.14(e)	Foreign Benefits Plans

Schedule 5.15(a)	Severance Arrangements
Schedule 5.15(c)	Compliance with Employment Laws
Schedule 5.16	Litigation
Schedule 5.17	Compliance with Laws
Schedule 5.18	Environmental Matters
Schedule 5.19	Product Liability, Warranty and Product Recalls
Schedule 5.20	Insurance
Schedule 5.21(a)	Customers
Schedule 5.21(b)	Suppliers
Schedule 5.22	Affiliate Transactions
Schedule 5.23	Financial Advisors (Company)
Schedule 6.6	Financial Advisors (Sellers)

Schedule 8.13	Affiliate Transactions

Exhibits
Exhibit A – Seller Information and Indemnification Percentage
Exhibit B – Form of Legal Opinion
Exhibit C – Debt Commitment Letter
Exhibit D – Form of Contribution and Subscription Agreement
Exhibit E – Form of Letter Agreement regarding North Canton, OH Facility Sublease
Exhibit F – Form of Swaldo Employment Agreement
Exhibit G – Form of Blackerby Employment Agreement
Exhibit H – Form of Parent Stockholders Agreement
Exhibit I – Form of Investor Rights Agreement
Exhibit J — Form of Option Cancellation Agreement
Exhibit K – Form of Earn-Out Agreement
Exhibit L – Form of Pledge Agreement

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT, (the “Agreement”), dated as of March 8, 2006, by and among UNITED COMPONENTS, INC., a Delaware corporation (“Purchaser”), ACAS ACQUISITIONS (ASC), INC., a Delaware corporation (the “Company”), and the securityholders of the Company listed on the signature pages hereof (collectively, the “Sellers”).
W I T N E S S E T H:
          WHEREAS, certain of the Sellers are the record and beneficial owners of an aggregate of 150,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), which constitute all of the issued and outstanding shares of Common Stock of the Company;
          WHEREAS, certain of the Sellers are the record and beneficial owners of warrants (“Warrants”) to purchase an aggregate of 74,888 shares of Common Stock, which constitute all of the issued and outstanding Warrants of the Company;
          WHEREAS, certain of the Sellers are the record and beneficial owners of options (“Options,” together with the Shares and the Warrants, referred to collectively as the “Securities”) to purchase an aggregate of 11,267 shares of Common Stock, which constitute all of the issued and outstanding Options of the Company;
          WHEREAS, the Securities and the Preferred Stock (as defined below) represent one hundred percent (100%) of the issued and outstanding Equity Securities of the Company;
          WHEREAS, Purchaser desires to purchase all of the Common Stock other than the Rollover Shares (as defined below) from the Sellers and the Sellers desire to sell all of such Common Stock to Purchaser;
          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, certain of the Sellers are entering into an agreement (the “Contribution and Subscription Agreement”) with UCI Acquisition Holdings, Inc., a Delaware corporation and the record owner of 100% of the issued and outstanding Equity Securities of Purchaser (“UCI”), Carlyle Partners III, L.P., a Delaware limited partnership (“CPIII”) and UCI Holdco, Inc., a Delaware corporation (“Parent”) pursuant to which, among other things, such Sellers will contribute their Rollover Shares to Parent and CPIII will contribute to Parent 100% of the shares of UCI held by it and will cause each other shareholder of UCI to contribute to Parent 100% of the shares of UCI held by such other shareholder, in each case concurrently with the Closing in exchange for shares of Parent Common Stock (as defined below);
          WHEREAS, Purchaser and each Option Holder desires that such Option Holders receive payment from the Company for their Options in consideration of their cancellation; and

          WHEREAS, Purchaser and each holder of Warrants desires that such holders of Warrants receive payment from the Company for their Warrants in consideration of their cancellation.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “ACAS” means American Capital Strategies, Ltd., a Delaware corporation.
          “ACAS Contribution Agreement” means the Contribution Agreement, dated the date hereof, among ACAS, Theodore V. Swaldo and William T. Blackerby, Jr.
          “ACAS Management Agreement” means that certain Investment Banking Services Agreement, dated as of October 29, 2002, between the Company and American Capital Financial Services, Inc.
          “ACAS Warrant Amount” means $26,000,000.
          “Advance Auto Factored Receivables” means the aggregate invoiced amount of all accounts receivable due from Advance Stores Company Incorporated to the Company or its Subsidiaries that have been purchased by SunTrust, for which the Company has received cash as of the Closing, and for which the “Due Date,” as set forth on the SunTrust Draft (as defined in the SunTrust (Advance Auto) Factoring Agreement) received from SunTrust in accordance with the SunTrust (Advance Auto) Factoring Agreement, has not occurred as of the Closing Date.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Aggregate Equity Value” means an amount equal to (i) the Enterprise Value, minus (ii) the Closing Date Indebtedness Amount, minus (iii) Transaction Expenses, minus (iv) the Preferred Stock Redemption Amount, minus (v) Factored Receivables, minus (vi) POS Payables, minus (vii) the ACAS Warrant Amount plus (viii) the aggregate amount of the exercise price for all issued and outstanding Options immediately prior to Closing, plus (ix) Cash, plus or minus (as the case may be) (x) the CapEx Adjustment Amount, plus or minus (as the case may be) (xi) the Estimated Working Capital Adjustment in accordance with Section 3.2(a).
          “Agreed Principles” means the accounting principles set forth on Schedule 3.2 or, to the extent not included thereon, the accounting principles, practices and procedures used by the Company in the preparation of the Unaudited Financial Statements.
          “Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by the Company or any of its Subsidiaries.
          “Autozone Factored Receivables” means the aggregate invoiced amount of all accounts receivable due from Autozone, Inc. to the Company or its Subsidiaries that have been purchased by SunTrust, for which the Company has received cash as of the Closing, and for which the “Maturity Date,” as set forth on the Confirmation (as defined in the SunTrust (Autozone) Factoring Agreement) received from SunTrust in accordance with the SunTrust (Autozone) Factoring Agreement, has not occurred as of the Closing Date.
          “BB&T Factoring Agreement” means that certain Supplier Agreement BB&T Factors Draft Program, effective November 1, 2004, by and between ASC Industries, Inc. and BB&T Factors Corporation.
          “Books and Records” means all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting, personnel and employment records, files, customers’ and suppliers’ lists, sales and promotional literature, correspondence, manuals, data, papers and other information, whether in hard copy or computer or other format, pertaining to the Company and its Subsidiaries.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “CapEx Budget” means the Company’s monthly capital expenditures budget for 2006 attached as Schedule 1.1(a) hereto.
          “CapEx Adjustment Amount” means (x) the lesser of (i) $965,000 and (ii) one-half of the amount by which the aggregate amount of capital expenditures related to future sales by the Company and its Subsidiaries to NAPA Autoparts that are included in the CapEx Budget under the row labeled “NAPA Project Total” that are made by the Company or its Subsidiaries prior to the Closing exceeds $2,450,000, minus (y) the amount by which the aggregate amount budgeted for capital expenditures by the Company and its Subsidiaries as set forth on the CapEx Budget (including, for the avoidance of doubt amounts described in clause (x)) for the period from and after March 1, 2006 to the Closing exceeds the actual amount of capital expenditures by the Company and its Subsidiaries for such period (provided, however for the purposes of calculating the CapEx Adjustment Amount, in no event shall clause (y) be less than zero). In calculating the CapEx Adjustment Amount, in the event that the Closing occurs on a date that is prior to the last Business Day of any calendar month, the budgeted capital expenditures for such month shall be pro rated based on the total number of Business Days in such month that have elapsed.
          “CarQuest/GPI Factored Receivables” means the aggregate invoiced amount of all accounts receivable due from General Parts, Inc. to the Company or its Subsidiaries that have been purchased by BB&T Factors Corporation, for which the Company has received cash as of the Closing, and for which the “Due Date,” as set forth on the BBTF Draft (as defined in the BB&T Factoring Agreement) received from BB&T Factors Corporation in accordance with the BB&T Factoring Agreement, has not occurred as of the Closing Date.
          “Cash” means consolidated cash and cash equivalents (other than cash that is posted as a security deposits or cash collateral securing Indebtedness or other obligations of the Company or its Subsidiaries) of the Company and its consolidated Subsidiaries immediately prior to the Closing as determined in accordance with GAAP as consistently applied using the principles, practices and procedures used by the Company and its Subsidiaries in the preparation of the Balance Sheet (to the extent consistent with GAAP) and the Agreed Principles.
          “Closing Date Indebtedness Amount” means the sum (without duplication) of: (i) the aggregate amount of consolidated Indebtedness of the Company and its consolidated Subsidiaries immediately prior to the Closing as determined in accordance with GAAP as consistently applied using the principles, practices and procedures used by the Company and its Subsidiaries in the preparation of the Balance Sheet (to the extent consistent with GAAP) and the Agreed Principles plus (ii)(A) all “breakage costs” or other similar expenses in connection with the termination of any interest rate swap of other hedging arrangement on the Closing Date, (B) all other fees, expenses or other amounts payable to the lenders of any Indebtedness in accordance with the terms thereof, and (C) all amounts owed to ACAS or its Affiliates pursuant to the ACAS Management Agreement in connection with any unpaid management fees or otherwise (which, for purposes of clarification, shall not include any amounts paid to ACAS hereunder in respect of the Preferred Stock and Warrants), in each case to the extent not included in the amount in clause (i) above and whether or not all or any portion of such amount would be included on a balance sheet prepared in accordance with GAAP or the Agreed Principles.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock Sellers” means the “Common Stock Sellers” listed on Exhibit A.
          “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

          “Current Assets” means an amount equal to the consolidated current assets of the Company and its consolidated Subsidiaries immediately prior to the Closing including trade accounts receivable, non-trade accounts receivable, VAT receivable inventory (including POS Inventory), prepaid expenses, other current assets of the Company and its consolidated Subsidiaries (but excluding Cash, all tax assets, including any refundable income taxes, the tax-effected amount of the Closing Deductions and any deferred tax assets), in each case as determined in accordance with GAAP as consistently applied using the principles, practices and procedures used by the Company and its Subsidiaries in the preparation of the Balance Sheet (to the extent consistent with GAAP) and the Agreed Principles.
          “Current Liabilities” means the consolidated current liabilities of the Company and its consolidated Subsidiaries immediately prior to the Closing including accounts payable (excluding POS Payables) and other current liabilities of the Company and its consolidated Subsidiaries (excluding POS Payables, deferred tax liabilities and any amounts included within Closing Date Indebtedness) and without reduction for the tax-effected amount of the Closing Deductions, in each case as determined in accordance with GAAP as consistently applied using the principles, practices and procedures used by the Company and its Subsidiaries in the preparation of the Balance Sheet (to the extent consistent with GAAP) and the Agreed Principles.
          “Enterprise Value” means $154,700,000.
          “Environment” means any surface water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.
          “Environmental Claim” shall mean any claim, action, cause of action, investigation, demand, order, directive or written notice by, or on behalf of, any Governmental Body or Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, personal injuries, or penalties) arising out of, based on or resulting from: (i) the Handling of Substances as of or prior to the Closing Date; (ii) the presence, Release or threatened Release of any Substance at a Company Property as of or prior to the Closing Date; (iii) exposure to any Substance as of or prior to the Closing Date; or (iii) requirements or violation of any Environmental Law or Permit as of or prior to the Closing Date.
          “Environmental Condition” shall mean any Environmental Claim and Existing Contamination.
          “Environmental Law” means any Law in effect as of the Closing Date concerning: (a) the Environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (b) health or safety, including occupational safety and the exposure of employees and other persons to any Substances; (c) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; and (d) the Handling of Substances.

          “Environmental Response Action” shall mean any action of any kind to address, correct or respond to any Environmental Condition, or to comply with Environmental Laws with respect to matters first arising as of or prior to the Closing Date, including the following activities: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) responding to any notice, claim, cause of action, order, action, or investigation by any Person alleging potential liability for property damage (including claims for interference with use and diminution in value) or death or injury to Persons; (iii) negotiation with or obtaining any permits, consents, approvals or authorizations from any Governmental Body necessary to address, correct or respond to an Environmental Condition or to comply with Environmental Laws; (iv) preparing and implementing any plans or studies for any such activity; (v) actions necessary to obtain a written notice from a Governmental Body with jurisdiction over any Company Property that no material additional work is required by such Governmental Body; (vi) the use, implementation, application, installation, operation or maintenance on any Company Property of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at such Company Property, systems for long-term treatment or surface water or groundwater, engineering controls or institutional controls; (vii) the design, acquisition and installation of pollution control equipment required under Environmental Laws; and (viii) any other activities reasonably determined to be necessary or required under Environmental Laws to address or respond to an Environmental Condition.
          “Equity Securities” of any Person means (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to the Company, the Company Common Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv) share of registered capital, equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.
          “Equity Sellers” means the Common Stock Sellers and the Option Holders.
          “ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.
          “Existing Contamination” shall mean (i) any Release of a Substance or (ii) any soil or groundwater contamination by Substances, in each case, present as of the Closing Date, on or from any of the Company Property.

          “Factored Receivables” means an amount equal to the sum of: Autozone Factored Receivables plus Advance Auto Factored Receivables plus CarQuest/GPI Factored Receivables plus the aggregate invoiced amount of all other accounts receivable due to the Company or its Subsidiaries that have been purchased for cash as part of a similar factoring arrangement and that were invoiced by the Company or its Subsidiaries and purchased by the bank or other Person providing such financing prior to the Closing Date, for which the Company has received cash as of the Closing, and for which the bank has not received cash from the applicable third party in accordance with the terms of the applicable factoring arrangement as of the Closing Date.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, foreign or multinational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Handling of Substances” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling or other handling or disposition of Substances.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.
          “Improvements” means any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any Company Properties.
          “Indebtedness” of the Company means, without duplication, (i) the principal of and, accreted value and/or accrued and unpaid interest in respect of (A) indebtedness of the Company and its consolidated Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which any of them is responsible or liable; (ii) all obligations of the Company and its consolidated Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of any of them and all obligations of any of them under any title retention agreement (but excluding trade accounts payable and other current liabilities to the extent included in the calculation of Closing Working Capital); (iii) all obligations of the Company and its consolidated Subsidiaries in respect of leases required to be capitalized in accordance with GAAP; (iv) all obligations of the Company and its consolidated Subsidiaries in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than interest rate caps, the cost of which have been paid in full prior to the date hereof); (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which the Company or any of its consolidated Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of the Company and its consolidated Subsidiaries secured by any Lien on any of their Assets (whether or not such obligation is assumed by any of them).
          “Indemnification Percentage” means with respect to Linda Swaldo and William T. Blackerby, Jr. collectively, 66.70% and, with respect to ACAS 33.30%.
          “Initial Cash Purchase Price” means an amount in cash equal to the Aggregate Equity Value minus $8,300,000 (which represents the sum of all Rollover Sellers’ Rollover Amounts).
          “Intellectual Property” means all intellectual property rights used by the Company and the Subsidiaries arising from or in respect of the following: (i) all patents, utility models and other rights in and to inventions and industrial designs and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations, works of authorship and mask work rights, and all applications, registrations and renewals thereof, (collectively, “Copyrights”), (iv) all Software and Technology of the Company and the Subsidiaries, (v) trade secrets and other confidential and proprietary business information, including but not limited to all designs, plans, drawings, flow charts, state diagrams, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered, and (vi) rights under any licenses to use any of the intellectual property described in clauses (i) to (v) above.
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Joint Venture” means Shandong Yanzhou ASC Liancheng Industries Co., Ltd. a company established in accordance with the laws of the PRC.
          “Knowledge” or “Known” means (i) with respect to the Sellers or the Company, those facts or circumstances actually known by any of Theodore V. Swaldo, William T. Blackerby, Jr., Lloyd Shi, Tao Qin or Geoff Doke, or any facts which would be known by a reasonable prudent Person holding a comparable office or job or with comparable experience or responsibilities, and (ii) with respect to the Purchaser, those facts or circumstances actually known by any of the directors, officers and management-level employees of the Purchaser, or any facts or circumstances which would be known after due inquiry by a person holding a comparable office or job or with comparable experience or responsibilities.
          “Law” means any law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding on the Company or any of its

Subsidiaries in each case, issued by any Governmental Body (including the PRC) and in effect on the date hereof or the Closing Date.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
          “Letter Agreement” means that certain letter agreement between the Company and ACAS dated October 29, 2002 with respect to corporate opportunities.
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due) and including all costs and expenses relating thereto.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
          “Material Adverse Effect” means a material adverse change in or effect on (i) the business, Assets, results of operations or financial condition of the Company and the Subsidiaries (taken as a whole) or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, other than, when the term “Material Adverse Effect” is used in Section 5.8 as it relates to the condition in Section 9.1(a) and in Section 9.1(f), an event, occurrence or change resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (but solely to the extent that any such change does not have a disproportionate effect on the Company or its Subsidiaries); (ii) the effect of any change that generally affects any industry in which the Company or any of the Subsidiaries operates (but solely to the extent that any such change does not have a disproportionate effect on the Company or its Subsidiaries); (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby; (iv) the effect of any changes in applicable Laws or accounting rules (but solely to the extent that any such change does not have a disproportionate effect on the Company or its Subsidiaries) or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
          “Net Working Capital” means an amount equal to (i) Current Assets minus (ii) Current Liabilities plus (iii) the aggregate amount of Factored Receivables.
          “Option Cancellation Agreements” means the agreement between the Company and each Option Holder in the form attached as Exhibit J hereto, whereby such Option Holder agrees to cancellation of his Options in consideration of receipt of payment pursuant to Section 2.3, as adjusted pursuant to Section 3.2.
          “Option Cancellation Amount” means the aggregate amount payable in respect of Options pursuant to Section 2.3, as adjusted pursuant to Section 3.2 and the Option Cancellation Agreements.

          “Option Holders” means each of Ying Hua Li, Tao Qin, Jeff Sandt, Scott Swaldo, Geoff Doke, Dave Tate, Chris Johnson, Song De Shi, William Thomas and Al Barry.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company and the Subsidiaries as conducted during the twelve (12) months prior to the date hereof.
          “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
          “Per Share Equity Value” means an amount equal to the quotient of (a) the Aggregate Equity Value, divided by (b) the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Closing plus (ii) the aggregate number of shares of Common Stock issuable upon exercise of all Options issued and outstanding immediately prior to the Closing (and for the avoidance of doubt excluding any shares of Common Stock issuable upon exercise of Warrants issued and outstanding immediately prior to the Closing).
          “Permits” means all of the approvals, authorizations, consents, licenses, permits or certificates required by a Governmental Body for the ownership, leasing or operation of the Assets or business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement or as of the Closing Date.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance ,made available to Purchaser prior to the date hereof; (ii) liens for Taxes, assessments or other governmental charges or claims that are not yet due and payable or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any as required by GAAP shall have been made therefor; (iii) mechanics’, carriers’, workers’, repairers’ and other Liens imposed by law incurred in the Ordinary Course of Business for sums that are not yet due and payable or being contested in good faith, if a reserve or other appropriate provision, if any, as required by GAAP shall have been made therefor; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; (vi) Liens securing Indebtedness of the Company and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially impair the use or any material Asset of the Company or its Subsidiaries in the Ordinary Course of Business or are not otherwise material to the business of the Company and its Subsidiaries (taken as a whole).
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          “Personnel” means all employees, officers, directors and independent contractors of, employed by or contracting with the Company or any of its Subsidiaries.
          “POS Inventory” means (i) all inventory sold by the Company or its Subsidiaries to Autozone Parts, Inc. and repurchased by POS Sales Corp. No. 7, Inc. in August 2004, April 2005, and August 2005, minus (ii) all inventory of the Company or any of its Subsidiaries subsequently resold to Autozone Parts, Inc. plus (iii) all inventory purchased by POS Sales Corp. No. 7, Inc.
          “POS Payables” means all accounts payable by the Company or any of its Subsidiaries (including POS Sales Corp. #7, Inc.) related to any repurchases by the Company or its Subsidiaries of products previously sold to any of their respective customers prior to the Closing (including, but not limited to, the three purchases from Autozone Parts, Inc. in August 2004, April 2005, and August 2005 of POS Inventory).
          “PRC” means the People’s Republic of China.
          “Pre-Closing Tax Period” means the taxable periods ending on or before the Closing Date.
          “Preferred Stock” means the Series A PIK Redeemable Preferred Stock of the Company, par value $.001 per share.
          “Preferred Stock Redemption Amount” means the amount necessary to fully repay the liquidation value and all accrued dividends on the Preferred Stock. Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a letter confirmed in writing by ACAS setting forth such amount and per diem interest on such amount.
          “Primary Indemnitors” means Linda Swaldo, William T. Blackerby, Jr. and ACAS.
          “Pro Rata Share” means the percentage of each Seller under the heading “Pro Rata Share” on Exhibit A.
          “Purchase Price” means the Initial Cash Purchase Price, as adjusted pursuant to Section 3.2(f).
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the Environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
          “Rollover Amount” means, with respect to any Rollover Seller, the amount set forth in the column headed “Rollover Amount” next to such Rollover Seller’s name on Exhibit A hereto.

          “Rollover Sellers” shall mean each of Linda Swaldo and William T. Blackerby, Jr.
          “Seller Stockholders Agreement” means that certain Stockholders Agreement dated as of October 29, 2002, by and among the Company, ACAS, Theodore V. Swaldo, Linda Swaldo, William T. Blackerby, Jr., Christina Blackerby and each other person who executed such agreement as a stockholder in the Company.
          “Software” means any and all (i) computer programs, applications and other computer software, including, with respect to each, any and all processes, scripts and routines used to process data, software implementations of algorithms, models and methodologies, whether in source code or object code and documentation for any of the foregoing, and (ii) databases, compilations and web sites, including any and all data and collections of data, whether machine readable or otherwise.
          “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
          “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other Equity Securities are owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.
          “Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Law.
          “SunTrust” means SunTrust Bank, a Georgia banking corporation.
          “SunTrust (Advance Auto) Factoring Agreement” means that certain Letter of Understanding and Agreement, dated February 9, 2004, by and between ASC Industries, Inc. and SunTrust.
          “SunTrust (Autozone) Factoring Agreement” means that certain Supplier Agreement, dated as of November 30, 2004, by and between ASC Industries, Inc. and SunTrust.
          “Swaldo and Blackerby” means each of Linda Swaldo and William T. Blackerby, Jr.
          “Target Net Working Capital” means an amount equal to $52,640,000.

          “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority.
          “Tax Return” means any return, report or statement required to be filed to a Taxing Authority with respect to any Tax (including any schedule or attachments thereto, and any amendment thereof), including any election, disclosure, information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.
          “Transaction Expenses” means obligations of the Company, the Subsidiaries and the Sellers for all legal and other expenses incurred in connection with the transactions contemplated herein (including any fees and expenses of (i) Weil, Gotshal & Manges LLP, (ii) Calfee, Halter & Griswold LLP, (iii) Arnold & Porter LLP and (iv) any other advisers to ACAS or the Company including Edgeview Partners); provided that Purchaser shall pay for all filing fees payable to any Governmental Body in connection with the filing of notification under the HSR Act.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
280G Approval	8.18
ACAS Cap	10.5(c)
ACAS Cap Exceptions	10.5(c)

Term	Section
Adjusted Tax Reserve	11.1
Adjustment Escrow Account	3.1(a)(ii)
Adjustment Escrow Agreement	3.1(a)(ii)
Agreement	Recitals
Antitrust Laws	8.4(a)
Audited Financial Statements	5.6(a)
Balance Sheet	5.6(a)
Balance Sheet Date	5.6(a)
Basket	10.5(a)
Buying Group	11.4(b)(iii)
Cancelled Options	2.3
Cap	10.5(a)
Cap Exceptions	10.5(a)
Carlyle	8.9(c)
CERCLA	5.18(c)
CHG	12.9
Claim	8.7(c)
Closing	4.1
Closing Date	4.1
Closing Deduction Refund or Credit	11.4(b)(i)
Closing Deductions	11.4(a)
Closing Statement	3.2(b)
Closing Working Capital	3.2(b)
Collateral Source	10.7(a)
Common Stock	Recitals
Company	Recitals
Company Benefit Plan	5.14(a)
Company Confidentiality Agreement	8.6(a)
Company Documents	5.2
Company Pension Plan	5.14(c)
Company Property	5.10(a)
Company Properties	5.10(a)
Contribution and Subscription Agreement	Recitals
Copyrights	1.1 (in Intellectual Property definition)
CPIII	Recitals
Debt Commitment Letter	7.7
Employee	5.14(a)
Employment Laws	5.15(c)
Environmental Permits	5.18(a)
Equity Sellers Representative	12.3(b)
ERISA	5.14(a)
Estimated CapEx Adjustment Amount	3.2(a)

Term	Section
Estimated Cash	3.2(a)
Estimated Closing Statement	3.2(a)
Estimated Debt Amount	3.2(a)
Estimated Net Working Capital	3.2(a)
Estimated Working Capital Adjustment	3.2(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Facility Sublease Amendment	8.13
Final CapEx Adjustment Amount	3.2(f)(v)
Final Cash	3.2(f)(v)
Final Closing Date Indebtedness Amount	3.2(f)(v)
Final Working Capital	3.2(f)(v)
Financial Statements	5.6(a)
Financing Fees Deduction	11.4(a)
Foreign Benefit Plan	5.14(e)
Group	5.9(n)
Indemnification Claim	10.4(b)
Indemnitees	8.7(a)
Indemnity Escrow Account	10.6(a)
Indemnity Escrow Agreement	3.1(a)(i)
Indemnity Escrow Amount	10.6(a)
Independent Accountant	3.2(d)
Loss	10.2(a)
Losses	10.2(a)
Machinery and Equipment	5.11(b)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.13(a)
Maximum Amount	8.7(f)
Net Debt Adjustment Amount	3.2(f)(iv)
Options	Recitals
Option Deduction	11.4(a)
Ordering Rule	11.4(b)(iii)
Owned Property	5.10(a)
Owned Properties	5.10(a)
Parent	Recitals
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	5.11(a)
Post-Closing Tax Period	5.9(p)
Pre-Closing Tax Returns	11.6(b)
Prior Return(s)	11.4(b)(i)
Purchaser	Recitals
Purchaser Confidentiality Agreement	8.6(b)

Term	Section
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.10(a)
Real Property Leases	5.10(a)
Related Party Transaction	5.22
Related Persons	10.9
Releasee/Releasees	10.9
Rollover Shares	2.2
Securities	Recitals
Securities Act	7.5
Sellers	Recitals
Seller Documents	6.2
Seller Indemnified Parties	10.3(a)
Seller Representative	12.3(a)
Sellers’ Tax Contest Claim	11.5
Shares	Recitals
Short Period	11.6(a)
Step-Down Date	10.6(b)(i)
Straddle Period Return(s)	11.6(c)
Stub Period Return(s)	11.6(b)
Sub-Basket	10.5(a)
Subsidiary Equity Securities	5.5(a)
Survival Period	10.1
Taxpayer	5.9(a)
Tax Benefit Amount	11.1(b)
Tax Claim Notice	11.5
Tax Contest Claim	11.5
Termination Date	4.2
Transaction Fees Deduction	11.4(a)
UCI	Recitals
Unaudited Financial Statements	5.6(a)
Unresolved Claims	10.6(b)(i)
Updated Schedules	8.11(a)
Utilized Tax Attributes	11.4(b)(iii)
Warrants	Recitals
WGM	12.9
     1.3 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent the applicability of such disclosure to the matters required to be disclosed on such other Schedule are reasonably apparent based solely upon the face of such disclosure. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SALE AND PURCHASE OF SECURITIES
     2.1 Purchase and Sale of Shares. At the Closing, each Common Stock Seller shall sell to Purchaser, and Purchaser shall purchase from each such Common Stock Seller, that number of Shares set forth opposite each Common Stock Seller’s name under the heading “Total Shares” on Exhibit A attached hereto, less the aggregate number of Rollover Shares transferred to Parent by such Common Stock Seller as provided in Section 2.2, free and clear of all Liens. In consideration of the sale of such Shares, at the Closing and upon delivery of one or more certificates representing such Shares together with stock powers with respect to such Shares duly endorsed in blank, Purchaser agrees to pay to each such Common Stock Seller an aggregate amount of cash (subject to adjustment in accordance with Section 3.2(f)) equal to (x) the number of Shares of Common Stock sold by such Common Stock Seller as determined in accordance with the preceding sentence multiplied by (y) the Per Share Equity Value. Notwithstanding the foregoing, (1) a portion of the consideration otherwise payable pursuant to the preceding sentence (i) to Linda Swaldo equal to $6,650,000 and (ii) to William T. Blackerby, Jr. equal to $350,000, shall be deposited with the Escrow Agent as the Indemnity Escrow Amount in accordance with Section 3.1(a)(i) and (2) a portion of the consideration otherwise payable pursuant to the preceding sentence to the Equity Sellers equal to $2,000,000 (pro rata in accordance with the amount of such consideration otherwise payable to each of them) shall be deposited with the Escrow Agent as the Adjustment Escrow Amount in accordance with Section 3.1(a)(ii).
     2.2 Exchange of Rollover Shares for Parent Common Stock. At the Closing, the Rollover Sellers shall contribute, convey, grant, transfer and deliver to Parent free and clear of all Liens, and Parent shall accept and take delivery from each Rollover Seller, a number of shares of Common Stock (the “Rollover Shares”) equal to such Rollover Seller’s Rollover Amount divided by the Per Share Equity Value (prior to adjustment pursuant to Section 3.2(f)) pursuant to a Contribution and Subscription Agreement in the form attached hereto as Exhibit D. In consideration of (x) the transfer by Linda Swaldo to Parent of such number of Rollover Shares as is required to be contributed by her pursuant to this Section 2.2 and upon delivery of an executed Contribution and Subscription Agreement and one or more certificates representing such Rollover Shares together with stock powers with respect to such Rollover Shares duly endorsed in blank, Parent agrees to issue to Linda Swaldo 80,000 shares of Parent Common Stock and (y) the transfer by William T. Blackerby, Jr. to Parent of such number of Rollover Shares as is required to be contributed by him pursuant to this Section 2.2 and upon delivery of an executed Contribution and Subscription Agreement and one or more certificates representing such Rollover Shares together with stock powers with respect to such Rollover Shares duly endorsed in blank, Parent agrees to issue to William T. Blackerby, Jr. 3,000 shares of Parent Common Stock. Parent and the Rollover Sellers hereby acknowledge and agree that the conveyance of the Rollover Shares for Parent Common Stock, by reason of being part of an overall integrated transaction, is intended to qualify as an exchange under Section 351 of the Code, and the parties hereto shall file all Tax Returns or other reports, as required, consistent with such position, and shall take no contrary position, unless required to do so by applicable Law.
     2.3 Cancellation of Options. Prior to the Closing, the Company shall take all actions to provide for the cancellation, effective at the Closing, subject to the payment as provided for herein, of all Options set forth under the heading “Cancelled Options” opposite each Option Holder’s name on Exhibit A attached hereto (the “Cancelled Options”). Immediately prior to the Closing, each Cancelled Option (as set forth on Exhibit A), shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment by the Company in cash, at the Closing, equal to (i) the product of (x) the total number of shares of Common Stock that would have otherwise been issuable upon the exercise of such Cancelled Option, and (y) the Per Share Equity Value, minus (ii) the aggregate exercise price payable upon exercise in full of such Cancelled Option. It shall be a condition precedent to the right of any Cancelled Option Holder to receive the consideration contemplated by the preceding sentence in respect of such Cancelled Option Holder’s Cancelled Options, that such Cancelled Option Holder execute an Option Cancellation Agreement with respect thereto, and the Company shall take all actions reasonably requested by Purchaser to provide for the execution of all Option Cancellation Agreements prior to Closing. Any payments made to the Option Holders under this Agreement, the Earn-Out Agreement and the Option Cancellation Agreements (including any amounts to be distributed from the Adjustment Escrow Account to such Option Holders) shall be subject to reduction as required by applicable federal and state withholding Laws, and all such withheld amounts shall be paid to the Company and thereafter remitted by the Company to the applicable Taxing Authorities promptly following the date of payment. The vesting schedule of all Cancelled Options shall be accelerated so that 100% of the Cancelled Options shall be vested on the Closing Date.
     2.4 Cancellation of Warrants. Prior to the Closing, the Company and ACAS shall take all actions reasonably requested by Purchaser to cancel, effective at the Closing and subject to the payment of the ACAS Warrant Amount, all Warrants.
     2.5 Redemption of the Preferred Stock. Prior to the Closing, the Company and ACAS shall take all actions reasonably requested by Purchaser to cause the Company to redeem, effective at the Closing and subject to the payment of the Preferred Stock Redemption Amount, all shares of Preferred Stock outstanding as of the Closing. In consideration therefor, at the Closing, Purchaser shall cause the Company to pay to ACAS the Preferred Stock Redemption Amount against delivery of the certificates representing the shares of Preferred Stock being redeemed together with stock powers with respect to such Shares duly endorsed in blank.
     2.6 Earn-Out Agreement. At the Closing, Purchaser and Sellers shall execute and deliver to each other an Earn-Out Agreement, substantially in the form of Exhibit K hereof (the “Earn-Out Agreement”) pursuant to which each of the Equity Sellers each of the Equity Sellers shall receive up to an amount equal to $4,000,000 to the extent the conditions for payment thereof in the Earn-Out Agreement have been satisfied multiplied by such Equity Seller’s Pro Rata Share as additional consideration for the sale of Shares and/or cancellation of Options held by them prior to the Closing. Such additional payment, if any, shall be treated as additional purchase price payable to such Equity Sellers for all purposes hereunder.

ARTICLE III
PURCHASE PRICE
     3.1 Payment of Initial Cash Purchase Price and Other Amounts.
          (a) At the Closing, Purchaser shall pay the Initial Cash Purchase Price, which shall be paid by wire transfer of immediately available funds as follows:
     (i) $7,000,000 shall be paid to the Escrow Agent to be deposited in the Indemnity Escrow Account and held and disbursed in accordance with a joint instruction escrow agreement, the form of which shall mutually acceptable to Purchaser, the Equity Sellers Representative and the Escrow Agent (the “Indemnity Escrow Agreement”) and this Agreement;
     (ii) $2,000,000 shall be paid to the Escrow Agent to be deposited in an account (the “Adjustment Escrow Account”) and held and disbursed in accordance with the a joint instruction escrow agreement, the form of which shall be mutually acceptable to Purchaser, Theodore W. Swaldo (on behalf of Linda Swaldo) and the Escrow Agent (the “Adjustment Escrow Agreement”) and this Agreement;
     (iii) to each Common Stock Seller, an amount equal to the amount specified in Section 2.1 (less, with respect to payments made to Linda Swaldo and William T. Blackerby, Jr., the Indemnity Escrow Amount and their Pro Rata Share of the Adjustment Escrow Amount); and
     (iv) to the Company on behalf of and for payment to the Option Holders, the Option Cancellation Amount (less the Option Holder’s Pro Rata Share of the Adjusted Escrow Amount).
          (b) At the Closing, Purchaser shall or shall provide the Company with sufficient funds and cause the Company to, by wire transfer of immediately available funds, pay the Closing Date Indebtedness to the lenders of the Company and the Subsidiaries (other than any Indebtedness of the Company pursuant to capital leases to which the Company or its Subsidiaries is a Party) to such account or accounts as such lenders shall direct in their respective debt payoff letters.
          (c) At the Closing, Purchaser shall or shall provide the Company with sufficient funds and cause the Company to, by wire transfer of immediately available funds, pay the Transaction Expenses due at Closing, as the Seller Representative shall direct.
          (d) At the Closing, Purchaser shall or shall provide the Company with sufficient funds and cause the Company to, by wire transfer of immediately available funds, pay the Preferred Stock Redemption Amount to ACAS in redemption of the Preferred Stock.

          (e) At the Closing, Purchaser shall or shall provide the Company with sufficient funds and cause the Company to, by wire transfer of immediately available funds, pay the ACAS Warrant Amount to ACAS as consideration for the cancellation of the Warrants.
     3.2 Purchase Price Adjustment.
          (a) Not less than three (3) Business Days prior to the Closing Date, the Equity Sellers Representative shall cause the Company to deliver to Purchaser a statement (the “Estimated Closing Statement”) certified by the Company’s chief financial officer setting forth in reasonable detail (i) the Company’s estimated Net Working Capital as of the time of the Closing (“Estimated Net Working Capital”) and the calculation thereof, (ii) the Company’s estimated Cash as of the Closing (“Estimated Cash”) and the calculation thereof, (iii) the Company’s estimated Closing Date Indebtedness Amount (“Estimated Debt Amount”) and the calculation thereof and (iv) the Company’s estimate of the CapEx Adjustment Amount (the “Estimated CapEx Adjustment Amount”) and a reasonably detailed calculation thereof. If Target Net Working Capital exceeds Estimated Net Working Capital by more than $1,500,000, then the amount of such excess above $1,500,000 shall be deducted from clause (a) in the definition of “Aggregate Equity Value” as provided therein. If Estimated Net Working Capital exceeds Target Net Working Capital by more than $1,500,000, then the amount of such excess above $1,500,000 shall be added to clause (a) in the definition of “Aggregate Equity Value” as provided therein. Such deduction or addition is sometimes referred to herein as the “Estimated Working Capital Adjustment.” The Estimated Cash, Estimated Debt Amount and Estimated CapEx Adjustment Amount will be used for the purposes of calculating the “Aggregate Equity Value” at Closing and in the event that actual Cash, Closing Date Indebtedness Amount or actual CapEx Adjustment Amount is greater than or less than the Estimated Cash, the Estimated Debt Amount, or the Estimated CapEx Amount respectively, the Aggregate Equity Value will be subject to adjustment in accordance with Section 3.2(f) below.
          (b) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Equity Sellers Representative a closing statement (the “Closing Statement”) and a certificate based on such Closing Statement setting forth in reasonable detail the Purchaser’s calculation of (i) Net Working Capital (“Closing Working Capital”), (ii) Cash, (iii) Closing Date Indebtedness Amount and (iv) the CapEx Adjustment Amount, in each case, as of immediately prior to the time of the Closing. The preparation of the Closing Statement shall be for the sole purpose of determining differences in Closing Working Capital from Estimated Net Working Capital, and for determining Cash, Closing Date Indebtedness Amount and the CapEx Adjustment Amount as of the Closing.
          (c) If the Equity Sellers Representative disagrees with Purchaser’s calculation of Closing Working Capital, Cash, Closing Date Indebtedness Amount and/or CapEx Adjustment Amount delivered pursuant to Section 3.2(b), the Equity Sellers Representative may, within fifteen (15) days after delivery of the Closing Statement, deliver a notice to Purchaser stating that the Equity Sellers Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Equity Sellers Representative disagrees and the basis therefor.
          (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.2(c), the Equity Sellers Representative and Purchaser shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Cash, Closing Date Indebtedness Amount and CapEx Adjustment Amount. If during such period, the Equity Sellers Representative and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP or such other mutually agreeable independent accounting firm, as the case may be (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital, Cash, Closing Date Indebtedness Amount and CapEx Adjustment Amount (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Purchaser and the Equity Sellers Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Working Capital, Cash, Closing Date Indebtedness Amount and CapEx Adjustment Amount as to which the Equity Sellers Representative has disagreed in its notice of disagreement duly delivered pursuant to Section 3.2(c) and may not assign a value greater then the greatest positive or negative adjustment requested by a party and in no event shall Final Working Capital be less than the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.2(b) or more than Equity Sellers Representative’s calculation of Closing Working Capital delivered pursuant to Section 3.2(c). The Independent Accountant shall deliver to the Equity Sellers Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon the Equity Sellers and Purchaser, shall be deemed a final arbitration award that is binding on Purchaser and the Equity Sellers, and neither Purchaser nor the Equity Sellers shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Equity Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Equity Sellers.
          (e) The Equity Sellers, Purchaser and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital, Cash, Closing Date Indebtedness Amount and CapEx Adjustment Amount and in the conduct of the review referred to in this Section 3.2, including the making available to the extent necessary of books, records, work papers and personnel.
          (f) Payments of Adjustment Amounts.
     (i) If Final Working Capital exceeds the Target Net Working Capital by more than $1,500,000, Purchaser shall pay to the Equity Sellers, in the manner and with interest as provided in Section 3.2(g), the amount of such excess above $1,500,000, net of the Estimated Working Capital Adjustment, if any, added to or subtracted from Aggregate Equity Value (with an additive Estimated Working Capital Adjustment to be subtracted from the amount payable by Purchaser hereunder and a subtracting Estimated Working Capital Adjustment to be added to the amount payable by Purchaser hereunder). If, upon netting such excess against the Estimated Working Capital Adjustment, the result is a negative number, the absolute value of the amount thereof shall be paid by the Equity Sellers to the Purchaser.
     (ii) If the Target Net Working Capital exceeds Final Working Capital by more than $1,500,000, the Equity Sellers shall pay to Purchaser, in the manner and with interest as provided in Section 3.2(g), the amount of such excess above $1,500,000, net of the Estimated Working Capital Adjustment, if any, added to or subtracted from Aggregate Equity Value (with a subtracting Estimated Working Capital Adjustment to be subtracted from the amount payable by Equity Sellers hereunder and an additive Estimated Working Capital Adjustment to be added to the amount payable by Equity Sellers). If, upon netting such excess against the Estimated Working Capital Adjustment, the result is a negative number, the absolute value of the amount thereof shall be paid by the Purchaser to the Equity Sellers.
     (iii) In the event that the difference between Final Working Capital and Target Working Capital is less than $1,500,000, the amount of Estimated Working Capital Adjustment, if any, shall be paid by Equity Sellers to Purchaser (if the Estimated Working Capital Adjustment was added to Aggregate Equity Value paid on the Closing Date) or by Purchaser to Equity Sellers (if the Estimated Working Capital Adjustment was subtracted from Aggregate Equity Value paid on the Closing Date).
     (iv) In the event that the Net Debt Adjustment Amount is greater than zero the Equity Sellers shall pay to the Purchaser such amount, in the manner and with interest as provided in Section 3.2(g). In the event that the Net Debt Adjustment Amount is less than zero, the Purchaser shall pay to the Equity Sellers the absolute value of such amount, in the manner and with interest as provided in Section 3.2(g). As used herein the “Net Debt Adjustment Amount” shall mean an amount equal to (u) the Final CapEx Adjustment Amount minus (v) the Estimated CapEx Adjustment Amount plus (w) the Final Closing Date Indebtedness Amount minus (x) the Estimated Closing Date Indebtedness Amount minus (y) the Estimated Cash plus (z) Final Cash.

     (v) “Final Working Capital,” “Final Cash,” “Final Closing Date Indebtedness Amount” and “Final CapEx Adjustment Amount” mean respectively, Closing Working Capital, Cash, Closing Date Indebtedness Amount and CapEx Adjustment Amount (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.2(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Equity Sellers Representative and Purchaser pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d).
          (g) Any payment pursuant to Section 3.2(f) shall be made within five (5) Business Days after all of Final Working Capital, Final Cash, Final Closing Date Indebtedness Amount and Final CapEx Adjustment Amount have been determined by wire transfer of immediately available funds. Any payment by Purchaser to the Equity Sellers shall be made to the Equity Sellers Representative, on behalf of the Equity Sellers, and shall thereafter be distributed by the Equity Sellers Representative to the Equity Sellers in accordance with their respective Pro Rata Shares. Any payment required to be made by the Equity Sellers to Purchaser pursuant to Section 3.2(f) shall be funded first from the Adjustment Escrow Amount. In the event that the amount of such payment exceeds the Adjustment Escrow Amount plus any interest earned thereon, the Equity Sellers Representative shall pay such excess amount to Purchaser on behalf of the Equity Sellers. Each Equity Seller shall be obligated to reimburse the Equity Sellers Representative for its Pro Rata Share of such payment. The amount of any payment to be made pursuant to Section 3.2(f) shall bear interest from and including the date due pursuant to this Section 3.2(g) to, but excluding, the date of payment at a rate per annum equal to eight percent (8%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed. Upon final determination of the Final Working Capital, Final Cash, Final Closing Date Indebtedness Amount and Final CapEx Adjustment Amount, any cash remaining in the Adjustment Escrow Account following any disbursement required to be made to Purchaser shall be paid to the Equity Sellers Representative for distribution to the Equity Sellers pro rata in accordance with their respective Pro Rata Shares. The Equity Sellers Representative and Purchaser shall each execute joint instructions to the Escrow Agent to disburse the Adjustment Escrow Amount in accordance with this Section 3.2.
ARTICLE IV
CLOSING AND TERMINATION
     4.1 Closing Date. The closing of the sale and purchase of the Shares provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
     4.2 Termination of Agreement. This Agreement may be terminated on any date (the “Termination Date”) prior to the Closing as follows:
          (a) by Seller Representative and the Equity Sellers Representative, acting together, or by Purchaser on or after October 31, 2006, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder;
          (b) by mutual written consent of the Seller Representative, Equity Sellers Representative and Purchaser;
          (c) by the Seller Representative and the Equity Sellers Representative, acting together or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to the last sentence of Section 8.4(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
          (d) at any time before the Closing, by notice given by Seller Representative and the Equity Sellers Representative, acting together, to Purchaser (i) in the event of a material breach of this Agreement by Purchaser if Purchaser fails to cure such breach within thirty (30) days following notification thereof by the Seller Representative and the Equity Sellers Representative or (ii) upon the satisfaction of any condition to the Sellers’ obligations under this Agreement becoming impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach of this Agreement by any Seller or the Company;
          (e) at any time before the Closing, by notice given by Purchaser to Seller Representative and Equity Sellers Representative (i) in the event of a material breach of this Agreement by any Seller or the Company if such breaching party fails to cure such breach within thirty (30) days following notification thereof by Purchaser or (ii) upon the satisfaction of any condition to the Purchaser’s obligations under this Agreement becoming impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach of this Agreement by Purchaser; or
          (f) after delivery by the Company (if it so elects) of the Updated Schedules, by notice given by Purchaser to the Seller Representative in accordance with and subject to, Section 8.11(a) hereof.

     4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller Representative and the Equity Sellers Representative (Seller Representative and Equity Sellers Representative being considered one party), pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or the Sellers.
     4.4 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, the Company or any Seller other than liability for any willful breach of this Agreement prior to the date of termination and, provided, that the obligations of the parties set forth in the Confidentiality Agreement and Article XII hereof shall survive any such termination and shall be enforceable thereunder and hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to Purchaser that:
     5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents will, when so executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or any of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of, or result in the creation of any Encumbrance on any of the Assets of the Company or its Subsidiaries pursuant to (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the Assets of the Company or any Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Subsidiary or by which any of the Assets of the Company or any Subsidiary are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, result in or reasonably be expected to result in a Material Adverse Effect.
          (b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, novation by, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, result in or reasonably be expected to result in a Material Adverse Effect.
     5.4 Capitalization.
          (a) The authorized capital stock of the Company consists solely of (i) 300,000 shares of Common Stock, of which 150,000 shares are issued and outstanding and (ii) 200,000 shares of Preferred Stock, of which 72,000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable, are not subject to any preemptive rights and were not issued in violation of the Securities Act or any other applicable Laws (including state “Blue Sky” laws). Except as set forth on Schedule 5.4(a), no shares of Common Stock, Preferred Stock or any other class of Equity Securities are reserved for issuance.

          (b) Except as set forth on Schedule 5.4(b), (i) there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that are convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other Equity Securities of the Company, (ii) there are no commitments or obligations of any kind or character providing for the issuance of additional shares of Common Stock, Preferred Stock or any other Equity Securities of the Company, the sale of treasury shares, or the repurchase, redemption or other acquisition of shares of Common Stock, Preferred Stock or any other Equity Securities of the Company, or any obligations arising from canceled stock, (iii) there are no agreements or circumstances of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Common Stock, Preferred Stock or any other Equity Securities of the Company and (iv) there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company is a party or by which it may be bound with respect to the voting or transfer of the shares of Common Stock or Preferred Stock.
     5.5 Subsidiaries.
          (a) Schedule 5.5 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number and type of its authorized Equity Securities, the number of each class of Equity Securities duly issued and outstanding or the registered capital of such Subsidiary (collectively, the “Subsidiary Equity Securities”), the current record and beneficial ownership or the amount of the registered capital contributed by the Company and its Subsidiaries of such Subsidiary Equity Securities and the identity of any other record and, to the Knowledge of the Company, beneficial holder or contributor of registered capital of Subsidiary Equity Securities. The Subsidiary Equity Securities described in Schedule 5.5 constitute all the issued and outstanding Equity Securities of the respective Subsidiaries. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.
          (b) The Subsidiary Equity Securities are duly authorized and validly issued, fully paid and non-assessable, are not subject to any pre-emptive rights and were not issued in violation of the Securities Act or any other applicable Laws (including state “Blue Sky” laws), and all such shares or other equity interests represented as being owned by Company or a Subsidiary are owned by it free and clear of any and all Liens except as set forth on Schedule 5.5. There is no existing option, warrant, call, right or Contract to which the Company or any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of Subsidiary Equity Securities, the sale of treasury shares, or the repurchase, redemption or other acquisition of any Subsidiary Equity Securities, or any obligations arising from cancelled stock. Except as set forth in Schedule 5.5, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Subsidiary Equity Securities held by the Company or any of its Subsidiaries or to the Knowledge of the Company, the Subsidiary Equity Securities held by any other Person. Except for the Subsidiary Equity Securities described in Schedule 5.5, neither the Company nor any of its Subsidiaries owns of record or beneficially any Equity Securities of any Person or any right (contingent or otherwise) to acquire the same.
     5.6 Financial Statements.
          (a) The Company has made available to Purchaser true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2002, 2003 and 2004 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2005 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the nine-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, including the related notes and schedules thereto, the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements has been prepared in accordance with GAAP consistently applied using the Agreed Principles (other than (i) the absence of footnotes and other presentation items in the case of the Unaudited Financial Statements and (ii) normal year-end adjustments none of which are material individually or in the aggregate) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.
     For the purposes hereof, the unaudited consolidated balance sheet of the Company and the Subsidiaries as at September 30, 2005 is referred to as the “Balance Sheet” and September 30, 2005 is referred to as the “Balance Sheet Date.”
     5.7 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liabilities of any kind that would have been required to be accrued, reflected in, reserved against or otherwise described on a balance sheet or in the notes thereto prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet and were not so accrued, reflected, reserved against or described, other than (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) Liabilities incurred in connection with the transactions contemplated hereby, (c) Liabilities reflected and reserved against on the Balance Sheet or disclosed on Schedule 5.7 and (d) Liabilities that individually or in the aggregate have not had, or would not reasonably be expected to have, a Material Adverse Effect.

     5.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or set forth on Schedule 5.8, since the Balance Sheet Date (a) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and have used their respective commercially reasonable efforts to preserve the business intact and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:
     (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Assets of the Company or any Subsidiary having a replacement cost of more than $50,000 for any single loss or $250,000 for all such losses;
     (ii) except in the Ordinary Course of Business pursuant to the terms of existing Company Benefit Plans described on Schedule 5.14(a) or as required by Law, neither the Company nor any Subsidiary has (1) awarded, paid, made, accrued, contingently or otherwise, or granted, any bonus, incentive compensation, service award or other similar benefit to Personnel, (2) entered into any employment, deferred compensation, severance or similar agreement or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s current or former directors, officers or employees, or (3) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan made to, for or with such directors, officers or employees;
     (iii) except in the ordinary course of business, neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes, or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as required by applicable law, made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy, or filed any amended Tax Returns or consented to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes;
     (iv) neither the Company nor any Subsidiary has acquired any Assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any Assets of the Company or any Subsidiary, except, for Assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
     (v) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

     (vi) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;
     (vii) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;
     (viii) neither Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness (other than the advancement of expenses to Personnel of the Company or any of its Subsidiaries in the Ordinary Course of Business);
     (ix) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;
     (x) neither the Company nor any Subsidiary has amended or modified the Company Benefit Plans, other than (i) amendments or modifications to such plans made in the Ordinary Course of Business pursuant to the terms of such plans or as required by Law or (ii) the extension of coverage to Personnel of the Company or any of its Subsidiaries who became eligible after the Balance Sheet Date;
     (xi) neither the Company nor any Subsidiary has revalued any of their respective Assets, including writing off notes or accounts receivable or revaluing inventory;
     (xii) neither the Company nor any Subsidiary has declared, set aside for payment or paid any dividends or distributions (other than cash) in respect of any Equity Securities of the Company or any of its Subsidiaries, or redeemed, purchased or otherwise acquired any of the Company’s or any of the Subsidiary Equity Securities;
     (xiii) neither the Company nor any Subsidiary has issued or reserved for issuance, or committed (including any stock option or other stock incentive award) to issue or reserve for issuance, any Equity Securities of the Company or any of its Subsidiaries;
     (xiv) neither the Company nor any Subsidiary has materially and adversely modified or terminated any material policy of insurance, any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof;

     (xv) neither the Company nor any Subsidiary has created, incurred or otherwise suffered any Lien on any Asset of the Company or any of its Subsidiaries, other than Permitted Exceptions;
     (xvi) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding involving a claim or claims in excess of $50,000 in the aggregate; and
     (xvii) none of the Sellers or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.8.
     5.9 Taxes. Except as set forth on Schedule 5.9:
          (a) Each of the Company and the Subsidiaries (each a “Taxpayer,” together the “Taxpayers”) has timely filed with the appropriate Taxing Authority (or there has been filed on its behalf) all income, franchise and other material federal, state and foreign Tax Returns and reports required to be filed by it with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects.
          (b) The unpaid Taxes of the Taxpayers attributable to the Pre-Closing Tax Period will not, as of the Closing Date, exceed the reserve for Tax liability (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Statement and taken into account in determining Closing Working Capital.
          (c) Each Taxpayer has in all material respects (i) withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee the required amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local, or foreign laws; (ii) has remitted or will remit on a timely basis, such amounts to the appropriate Taxing Authority; and (iii) has furnished properly completed sales and use tax exemption certificates for all exempt transactions.
          (d) None of the Taxpayers has waived any statute of limitations for the assessment of any Tax or agreed to a Tax assessment or deficiency for any taxable period that (after giving effect to such extension or waiver) has not expired, nor is any request to so waive or extend outstanding.
          (e) None of the Taxpayers is a party to any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement pursuant to which it will have any obligation to make payments after the Closing Date.
          (f) No federal, state, local or foreign audits or other administrative or judicial Tax proceedings by the IRS or by any state or foreign Taxing Authority are pending with respect to Taxes or Tax Returns of any of the Taxpayers and, to the knowledge of the Taxpayers, no such audits are threatened. There are no matters under discussion with any Taxing Authority or any matters known to the Taxpayers with respect to Taxes that would reasonably be expected to result in any additional liability with respect to any Taxpayer.
          (g) There are no Liens for Taxes upon any property or Assets of any of the Taxpayers, except for Liens for Taxes in the definition of Permitted Exceptions.
          (h) None of the Taxpayers has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (i) No power of attorney has been granted that is currently in force by or with respect to any Taxpayer with respect to any matter relating to Taxes.
          (j) No claim has been made in the last 5 years by any Taxing authority in a jurisdiction where any of the Taxpayers do not file Tax Returns that any Taxpayer is subject to taxation in that jurisdiction.
          (k) No Taxpayer (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (ii) made an election, or is required to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest of which is tax exempt under Section 103(a) of the Code.
          (l) None of the Taxpayers has participated in or cooperated with an international boycott.
          (m) No payment or other benefit that has been or may be made to any current or former employee or independent contractor of any Taxpayer under any Company Benefit Plan may be characterized as an “excess parachute payment” or, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No Company Benefit Plan provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which could subject such service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code.
          (n) None of the Taxpayers has been a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary state or local return (other than as a member of an affiliate group of which the parent is the Company (such affiliated group, the “Group”)). None of the Taxpayers has any liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 or Section 1.1502-78 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than for Taxes of other members of the Group).
          (o) None of the Taxpayer is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (p) None of the Taxpayers, or any other member of any tax reporting group of which any Taxpayer is a member shall be required to include in a taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) taxable income attributable to income of any Taxpayer that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period including without limitation, by reason of (i) the installment method of accounting, (ii) the long-term contract method of accounting, (iii) a “closing agreement” described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect), or (iv) Section 481 of the Code (or any provision of any foreign, state or local Tax law having similar effect), or (v) earnings and profits of any Taxpayer being recharacterized as “Subpart F income” (as defined under the provisions of Section 952 of the Code) under the provisions of Section 952(c)(2) of the Code. The Company will not be required to include in taxable income under Section 951 of the Code for any taxable period (or portion thereof) ending after the Closing Date any amount of income arising from transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date.
          (q) None of the Taxpayers that are organized under the laws of any country other than the United States (i) has an investment in US property within the meaning of Section 956 of the Code; (ii) is engaged in a US trade or business for US federal income Tax purposes or (iii) is a passive foreign investment company within the meaning of the Code.
          (r) None of the Taxpayers has had a permanent establishment in any country other than in its country of incorporation as defined in any applicable tax treaty or convention between the country of incorporation and such foreign country.
          (s) There are no Advance Pricing Agreements between any of the Taxpayers and the Internal Revenue Service or any other Taxing Authority in effect at the Closing Date.
          (t) None of the Taxpayers is required to make any disclosure to the IRS with respect to (i) a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder. Each Taxpayer has disclosed on their US federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of US federal income Tax within the meaning of Section 6662 of the Code.

     5.10 Real Property.
          (a) Schedule 5.10(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by the Company or the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company and the Subsidiaries have (i) good fee title to all Owned Property and (ii) a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use and pursuant to the terms of the applicable lease) of, all Company Properties subject to Real Property Leases, in each case free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 5.10(a) and (B) Permitted Exceptions. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted. All of the Company Properties and buildings, fixtures and Improvements thereon are, to the Knowledge of the Company, (i) in good operating condition, (ii) are free from material structural defects, and (iii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights, options, subleases, licenses, occupancy agreements, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, or the right to use or occupy any such Company Property, except the Real Property Leases.
          (b) Each of the Real Property Leases is in full force and effect. Neither the Company nor any Subsidiary is (and, to the Knowledge of the Company, no other Person is) in default under any Real Property Lease, and no breach by the Company (or, to the Knowledge of the Company, any other Person) has occurred under any Real Property Lease which, if not remedied, would (whether with or without notice or the passage of time or both) result in such a default.
          (c) The Company and the Subsidiaries have all certificates of occupancy and material Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Company Property or any driveways, roads and other means of egress and ingress to and from any Company Property and each such Permit, agreement, easement or other right is in full force and effect, and there is no pending or, to the

Knowledge of the Company, threatened proceeding which could result in the material and adverse modification or cancellation thereof. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit. No Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which has had or would reasonably be expected to have a Material Adverse Effect.
          (d) Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
          (e) Subject to market limitations and the other events affecting the geographical area in which any Company Property is located, the Company Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as reasonably necessary for the operation of such Company Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.
          (f) Neither the Company nor any of its Subsidiaries has received written notice of any material special assessment relating to any Company Property or any portion thereof, and no such special assessment is pending or, to the Knowledge of the Company, threatened. There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings with respect to any material portion of any Company Property.
     5.11 Tangible Personal Property.
          (a) Schedule 5.11(a) sets forth all leases of personal property by the Company or a Subsidiary (“Personal Property Leases”) involving annual payments in excess of $50,000. Neither the Company nor any Subsidiary has received any written notice of, nor does the Company have any Knowledge of, any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company or any Subsidiary under any of the Personal Property Leases. Each of the Personal Property Leases is in full force and effect and enforceable in accordance with its terms.
          (b) Except as set forth in Schedule 5.11(b), the Company or its Subsidiaries own and have good title to all items of machinery, equipment, tools, spare parts, furniture, automobiles and other fixed Assets reflected as owned by the Company or any of its Subsidiaries on the Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances (the “Machinery and Equipment”). The Machinery and Equipment, taken as a whole, are in good operating condition and repair in all material respects (subject to normal wear and tear) and are suitable in all material respects for the purposes for which they are currently used or have been used in the Ordinary Course of Business. Except as otherwise contemplated by this Agreement, the Company or its Subsidiaries own, or, in the case of leases and licenses, have valid, enforceable and subsisting leasehold interests or licenses in, all of the material Assets used in their business, in each case free and clear of any Liens other than Permitted Exceptions.
     5.12 Intellectual Property.
          (a) List of Intellectual Property. Schedule 5.12(a) contains a complete and accurate list of all material Patents, Marks and Copyrights held or used by the Company and the Subsidiaries, including for each item listed, as applicable, the record owner, the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, the application and/or registration/issuance number, the filing date, and the issuance or registration date and together with all amendments, continuations, continuations-in-part, reissuances and other material filings. All registration, renewal and maintenance fees and taxes due and payable in respect of each of the applications and registrations listed on Schedule 5.12(a) have been paid in full.
          (b) Licenses. Schedule 5.12(b) sets forth a complete and accurate list of all agreements (other than agreements with respect to “off-the-shelf” Software) between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, (i) granting any other Person the right to use or practice any rights under any of the Intellectual Property owned either by the Company or any of its Subsidiaries or (ii) granting the Company or a Subsidiary the right to use or practice any rights under any Intellectual Property owned by another Person.
          (c) Protection of Proprietary Rights. The Company and the Subsidiaries own or have valid enforceable royalty-free licenses to use all material Intellectual Property used by them, free and clear of all Liens (except for Permitted Exceptions). Except as set forth on Schedule 5.12(c), (i) the material Intellectual Property used by the Company and the Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding challenging the validity, enforceability, registration, use or ownership by the Company or its Subsidiaries of such Intellectual Property, (ii) neither the Company nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company or any Subsidiary is a party or by which it is bound, (iii) to the Knowledge of the Company, no other Person has the right to use any such Intellectual Property Rights, except pursuant to a Contract.
          (d) Intellectual Property Infringement. Except as set forth on Schedule 5.12(d), to the Knowledge of the Company, no other Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries. The conduct of the Company’s or any of its Subsidiaries’ business as currently conducted (including the use, distribution, marketing, sale, licensing of product and services by the Company or any of its Subsidiaries) does not infringe upon, misappropriate or otherwise violate the Intellectual Property of any other Person except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. No proceedings are pending or written notices have been received by the Company or any of its Subsidiaries during the past three (3) years alleging that the Company or any of its Subsidiaries has engaged in any activity or conduct that materially infringes upon, misappropriates or otherwise violates any Intellectual Property of another Person.
     5.13 Material Contracts.
          (a) Schedule 5.13(a) sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them is bound as of the date of this Agreement (collectively and together with any Contracts entered into prior to the Closing in accordance with Section 8.2(b)(xiv) hereof, the “Material Contracts”):
     (i) Contracts with any Seller or any current officer, director or other Affiliate of any Seller, the Company or any of the Subsidiaries or any family member of any such Person;
     (ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries and any written employment or severance agreement;
     (iii) Contracts for the sale of any material Assets of the Company or any of the Subsidiaries (other than the sale of finished goods inventory in the Ordinary Course of Business);
     (iv) Contracts relating to any acquisition to be made by the Company or any of the Subsidiaries of any operating business or the capital stock of any other Person (or all or any material portion of the Assets of any business, business unit, facility or Person);
     (v) Contracts relating to the incurrence of Indebtedness or the making of any loans to any other Person by the Company or any of its Subsidiaries;
     (vi) Contracts which the Company reasonably anticipates will involve the expenditure by or to the Company or its Subsidiaries of more than $250,000 in the aggregate or require performance by any party more than one year from the date hereof;
     (vii) any sale and leaseback agreement covering a material Asset or any Contract governing any business arrangement of this nature involving a material Asset;
     (viii) any Contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person;

     (ix) any material distribution, franchise, license, sales, commission, consulting agency or advertising Contract which (A) involves annual payments, in excess of $50,000 or (B) is not cancelable on thirty (30) calendar days’ notice without payment or penalty;
     (x) any licensing agreement or other Contract relating to Intellectual Property Rights that is material to the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement;
     (xi) any joint venture Contract, partnership agreement, limited liability company agreement or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;
     (xii) any Contract providing for capital expenditures after the date hereof in an amount in excess of $100,000 individually or in the aggregate;
     (xiii) any material written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;
     (xiv) any Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person which the Company reasonably anticipates will involve aggregate payments by or to the Company or any of its Subsidiaries of more than $500,000;
     (xv) any Contract with any foreign sales agents;
     (xvi) any Contract with a customer of the Company or any of its Subsidiaries that provides for pay-on-scan payment terms; and
     (xvii) any material agency agreement including without limitation material export agency agreements.
In addition to the Contracts described in clauses (i) – (xvii) above, the defined term “Material Contract” shall also include all unfulfilled purchase orders (or any series of related purchase orders) involving the purchase or sale of products or services by the Company having an aggregate value equal to or greater than $500,000, which purchase orders shall not be required to be described or listed in Schedule 5.13(a).
          (b) Except as set forth on Schedule 5.13(b), neither the Company nor any Subsidiary is in material breach or violation of, or default under, any Material Contract, nor has the Company or any Subsidiary received any written notice of, nor does the Company have any Knowledge of, any default or event that with notice or lapse of time, or both, would constitute a default by the Company and the Subsidiaries under any Material Contract, nor, to the Knowledge of the Company or the Sellers, is any other party to any Material Contract in breach of or default thereunder (other than in the case of purchase orders issued to the Company for the failure by any third party to pay any amount due and owing thereunder). No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract. The Company has made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. Except as set forth in Schedule 5.13(b), each Material Contract is in full force and effect (and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement) and (i) is a valid agreement of the Company or Subsidiary which is a party thereto, enforceable against such Company or Subsidiary in accordance with its terms and (ii) to the Knowledge of the Company, is a valid agreement of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies. Except as specifically noted in Schedule 5.13(b), no consent of any party to any Material Contract is required in connection with the execution, delivery and performance of this Agreement by the Company and the Sellers or the consummation of the transactions contemplated by this Agreement.
     5.14 Employee Benefits Plans.
          (a) Schedule 5.14(a) lists, by country, each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each bonus, stock option, stock purchase, incentive, deferred compensation, retirement, severance and other employee benefit plans, programs and arrangements, and each employment and compensation agreement (other than employment agreements that do not provide for severance, change in control or similar payments), which is maintained, contributed to, or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliates for the benefit of any current or former employee, director or consultant of the Company or any of its Subsidiaries (each an “Employee”), and with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation (each, a “Company Benefit Plan”). The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), and all material amendments thereto; (ii) each material consulting, relocation or repatriation agreement between the Company or any of its Subsidiaries and any Employee; (iii) the two most recent Form 5500 or similar tax returns (if any) for each Company Benefit Plan, if any; (iv) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement and insurance or group annuity contract, if any, relating to any Company Benefit Plan; (v) the most recent IRS determination or similar letter, if any, from any Governmental Body relating to favorable tax treatment with respect to each Company Benefit Plan; (vi) all material correspondence to or from any governmental agency pertaining to a Company Benefit Plan, which was sent or received in the last two years; (vii) all discrimination tests, if any, for each Company Benefit Plan for the most recent two plan years and (viii) the last two annual actuarial valuations, if any, prepared for each Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company and the Subsidiaries, with respect to the Company Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. Neither the Company nor, to the Knowledge of the Company, any fiduciary of any Company Benefit Plan has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Plan and does not have any unpaid civil penalty under Section 502(l) of ERISA which would result in a material liability.
          (b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to or, within the past six (6) years, has sponsored, maintained or contributed to (i) any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) any plan described in Section 413 of the Code. All liabilities with respect to Company Benefit Plans that provide health benefits that are not fully insured through an insurance contract are accrued in compliance with GAAP and all such Company Benefit Plans are covered by stop-loss insurance policies that have been previously provided or made available to Purchaser. Except as set forth in Schedule 5.14(b), no Company Benefit Plan provides post-termination or retiree welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination or retiree welfare benefits other than health care continuation as required by Section 4980B of the Code.
          (c) To the Knowledge of the Company, (i) each of the Company Benefit Plans that is an “employee pension plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) and that is maintained, contributed to or sponsored by the Company or any of the Subsidiaries is so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. Each Company Benefit Plan required to be registered or approved by a Governmental Body has been registered with, or approved by, and has been maintained, in all material respects, in good standing with the applicable Governmental Body and nothing has occurred with respect to the operation of such Company Benefit Plans which is reasonably likely to cause the loss of such good standing or the imposition of any material liabilities, penalty or tax under applicable Law.
          (d) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent Balance Sheet. There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under the Company Benefit Plans or the sponsor or administrator of any of the Company Benefit Plans, or against any fiduciary of the Company Benefit Plans with respect to the operation of any of the Company Benefit Plans (other than routine benefit claims).
          (e) With respect to each Company Benefit Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as set forth in Schedule 5.14(e) or as would not have or be reasonably expected to have a Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan, according to the actuarial assumptions and valuations most recently used and consistent with applicable Law and normal accounting practices to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (f) Except as contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (whether alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. No Company Benefit Plan provides for severance or change of control benefits or a notice period upon termination of employment of more than three (3) months.
     5.15 Labor.
          (a) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, or has any labor organization been elected as the collective bargaining agent of any Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as set forth in Schedule 5.15(a), neither the Company nor any of its Subsidiaries has entered into any severance or similar arrangement in respect of any current or former employee of the Company or any of its Subsidiaries that will result in any obligation (absolute or contingent) of Purchaser, the Company or any of its Subsidiaries to make any payment to any current or former employee of the Company or any of its Subsidiaries following termination of employment or upon a change of control of the Company. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to Knowledge of the Company, threatened, to be brought, by or filed with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.
          (b) (i) There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries; and during the past three (3) years, neither the Company or any of its Subsidiaries has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause the Company or any of its Subsidiaries to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units, or (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice and there are no grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries.
          (c) Except as disclosed in Schedule 5.15(c), the Company and its Subsidiaries have complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, benefits, (including without limitation medical insurance, unemployment insurance, pension and housing fund for employees of any Subsidiaries incorporated in the PRC), collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”). Neither the Company nor any of its Subsidiaries has any outstanding liability for the payment of material taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. There has been no “mass layoff” or “plant closing” (as defined in WARN) with respect to the Company or any of its Subsidiaries within the past six (6) months.
     5.16 Litigation. Except as set forth on Schedule 5.16, (a) there are no, and during the three (3) years prior to the execution of this Agreement, there have been no Legal Proceedings pending and, to the Knowledge of the Company, there are no Legal Proceedings threatened against the Company or any of the Subsidiaries or any of the material Assets of the Company and its Subsidiaries taken as a whole before any Governmental Body and (b) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or during the three (3) years prior to the execution of this Agreement has been, the subject of any pending investigation by any Governmental Authority nor has any such investigation been threatened in writing. Neither the Company nor any Subsidiary nor any of their Assets is subject to any Order of any Governmental Body that is material to the Company and its Subsidiaries taken as a whole.
     5.17 Compliance with Laws; Permits.
          (a) Except as set forth in Schedule 5.17, the Company and the Subsidiaries are, and at all times during the past three (3) years have been, in compliance in all material respects with all Laws of any Governmental Body applicable to their businesses. Neither the Company nor any Subsidiary has in the past three (3) years received any written notice of or been charged with the material violation of any Laws. Neither the Company nor any of its Subsidiaries has, during the past three (3) years, conducted any internal investigation in connection with which the Company or its Subsidiaries retained outside legal counsel for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged material violation of any Law by the Company, any of its Subsidiaries or any of their employees.
          (b) The Company and the Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted. Neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any material Permit to which it is a party.
          (c) Notwithstanding the foregoing, no representation or warranty is made under this Section 5.17 in respect of any matter relating to (i) Taxes that are addressed in Section 5.9 (as to which no representation or warranty is made except as set forth in Section 5.9) and (ii) environmental matters that are addressed in Section 5.18 (as to which no representation or warranty is made except as set forth in Section 5.18).
     5.18 Environmental Matters.
          (a) Except as disclosed in Schedule 5.18 hereto, (i) the Company and each of its Subsidiaries are and at all times during the past three (3) years have been in material compliance with, and have no liability under, any and all applicable Environmental Laws, and (ii) the Company and its Subsidiaries are in material compliance with all of their Permits issued under Environmental Laws (“Environmental Permits”), and (iii) all instances of past noncompliance have been cured, settled, and resolved in all material respects.
          (b) Except as disclosed in Schedule 5.18 hereto, all material Environmental Permits required for the lawful ownership and operation of each Company Property have been obtained as of the date hereof by or on behalf of the Company or any Subsidiaries, and remain in full force and effect, and there are no pending Legal Proceedings by any Governmental Body that would reasonably be expected to result in the termination, revocation, or adverse modification of any such Environmental Permit.
          (c) Except as disclosed in Schedule 5.18 hereto, neither the Company nor any of its Subsidiaries, with respect to any Company Property, has (i) received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any similar Environmental Law (whether in the United States, China, or elsewhere), or (ii) been notified in writing that any such Company Property has been or is proposed for listing on any list of sites requiring investigation or cleanup.

          (d) Except as disclosed in Schedule 5.18 hereto, neither the Company nor any of its Subsidiaries has received any written notice of any violation or alleged violation of any Environmental Law.
          (e) Except as disclosed in Schedule 5.18 hereto, there are no outstanding Orders to which the Company or its Subsidiaries are a party, and there are no Legal Proceedings or, to the Knowledge of the Company, investigations to which the Company or its Subsidiaries are a party that are pending or threatened, relating to the compliance of the Company with, or the liability of the Company under, any Environmental Laws.
          (f) Except as disclosed in Schedule 5.18 hereto, (i) there is no Substance that poses or would reasonably be expected to pose a material risk to the Environment on, at or under any Company Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, and (ii) there has heretofore been no Release of any such Substance on, at or under any Company Property, in either case in an amount and of a nature which would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.
          (g) Neither the Company nor any Subsidiaries is party to any Contract pursuant to which it is obligated to indemnify any other person with respect to, or be responsible for any liability pursuant to or violation of, Environmental Law.
          (h) The Company and the Sellers have provided Purchaser with true and correct copies of all environmental assessment reports (such as Phase I or Phase II reports) and any other environmental studies in the possession of the Company, its Subsidiaries or any Seller relating to any Company Property or any Handling of Substances.
     5.19 Product Liability, Warranty and Product Recalls. Except as set forth in Schedule 5.19 or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any act or omission which could reasonably be expected to result in, or has any Knowledge of any facts or circumstances which could reasonably be expected to give rise to (i) any product liability not covered by insurance (other than deductibles or self-retention amounts under such insurance policies), (ii) any obligation to recall any products produced by the Company or any of its Subsidiaries, or (iii) any costs to cure any breach of warranty or failure to meet or exceed product specifications in excess of the reserve established therefor on the Balance Sheet.
     5.20 Insurance.
          (a) Schedule 5.20 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by or for the benefit of the Company or any of its Subsidiaries (including any occurrence-based policy that covers any insurable loss that occurred any time after January 1, 2002). True, correct and complete copies of such insurance policies have been made available to Purchaser.
          (b) All policies listed in Schedule 5.20 (i) are valid, outstanding, and enforceable policies, (ii) provide adequate insurance coverage for the material Assets and the operations of the business of the Company and its Subsidiaries for all material risks normally insured against by a Person or entity carrying on the same business as the Company and (iii) will not terminate or lapse by reason of the transactions contemplated by this Agreement. All premiums due with respect to such policies have been timely paid.
          (c) Neither the Company nor any of its Subsidiaries has received (i) any notice of cancellation of any policy listed in Schedule 5.20 or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect in any material respect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
     5.21 Customers and Suppliers.
          (a) Schedule 5.21(a) sets forth the top 10 customer relationships of the Company (based on aggregate total sales in U.S. dollars by the Company and its Subsidiaries for the fiscal year ended December 31, 2005). Except as disclosed in Schedule 5.21(a), neither the Company nor any of its Subsidiaries has received any written or oral notice that any such customer has ceased, or will cease, to use its products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time, or has requested or required, or will request or require, in a material and adverse manner, any change in pricing or payment terms.
          (b) Schedule 5.21(b) sets forth the top 10 supplier relationships of the Company (based on aggregate total purchases in U.S. dollars by the Company and its Subsidiaries for the fiscal year ended December 31, 2005). Except as disclosed in Schedule 5.21(b), neither the Company nor any of its Subsidiaries has received any written or oral notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to such Company or such Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.
     5.22 Affiliate Transactions. Except as set forth in Schedule 5.22, no officer, shareholder or Affiliate of the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such Person or in which any such Person owns a greater than 10% beneficial interest, is, or in the past three (3) years has been, a party to any Contract, commitment or transaction with the Company or any of its Subsidiaries or has a material interest in any Assets used by the Company or any of its Subsidiaries or has a material interest in any material property used or held for use by the

Company or any of its Subsidiaries (any such Contract, commitment, transaction or interest, a “Related Party Transaction”). Neither the Company nor any of its Subsidiaries has guaranteed or assumed any obligations of their respective officers, shareholders or Affiliates (other than the Company and its Subsidiaries) or any of their family members.
     5.23 Financial Advisors. Except as set forth on Schedule 5.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.
     5.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, the Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties (and all liability and responsibility with respect thereto), whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives, regardless of the form in which it was made or communicated. Without limiting the generality of the foregoing, it is understood that any information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or the Sellers or any of their respective Affiliates as part of any management presentation or otherwise are not and will not be deemed to be representations or warranties of the Company, except as may be expressly set forth in this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller hereby represents, severally and not jointly, to Purchaser that:
     6.1 Organization and Good Standing. Such Seller is either (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business or (b) an individual.
     6.2 Authorization of Agreement. Such Seller has all requisite corporate or individual power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate or individual action on the part of such Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties.
          (a) Other than as provided in the Seller Stockholders Agreement, none of the execution and delivery by such Seller of this Agreement or any of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which any of the Assets of such Seller are bound; (iii) any Order of any Governmental Body applicable to such Seller or by which any of the Assets of such Seller are bound; or (iv) any applicable Law.
          (b) Other than as provided in the Seller Stockholders Agreement, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, novation by, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by such Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, except for (A) compliance with the applicable requirements of the HSR Act, and (B) for such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not prevent such Seller from consummating the transactions contemplated hereby or under any of the Seller Documents.
     6.4 Ownership and Transfer of Securities. Such Seller is the record and beneficial owner of the Securities indicated as being owned by such Seller on Exhibit A, free and clear of any and all Liens. Other than as provided in the Seller Stockholders Agreement, such Seller has the corporate or individual power and authority to sell, transfer, assign and deliver the Securities as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Securities, free and clear of any and all Liens.
     6.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Seller, threatened that are reasonably likely to prohibit or restrain the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby.

     6.6 Financial Advisors. Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to the Sellers that:
     7.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.
     7.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     7.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by Purchaser of this Agreement or any of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Purchaser (or other organizational or governing documents); (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or Assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or Assets of Purchaser are bound; or (iv) any applicable Law.

          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, and (B) for such other consents, waives, approvals, Orders, permits or authorizations the failure of which to obtain would not adversely affect Purchaser’s ability to consummate the transactions contemplated hereby or under any of the Purchaser Documents.
     7.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     7.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
     7.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person (other than TC Group, L.L.C. and its Affiliates) is entitled to any fee or commission or like payment in respect thereof.
     7.7 Financing. True, complete and correct copies of the debt commitment letter, dated as of March 8, 2006, from Lehman Commercial Paper Inc., Lehman Brothers Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (the “Debt Commitment Letter”) is attached hereto as Exhibit C. Assuming consummation of the financing contemplated by the Debt Commitment Letter, Purchaser will have sufficient funds at the Closing to pay the Purchase Price. The fee letter referenced in the Debt Commitment Letter does not contain any condition precedent to, or any limitation on the amount of funds available at the time of, the initial borrowing under the financing contemplated by the Debt Commitment Letter, other than those conditions precedent or limitations contained in the Debt Commitment Letter.
     7.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser represents, acknowledges and agrees that neither the Company nor any Seller is making, and Purchaser is not relying on, any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company and the Sellers, as the case may be, in Article V and Article VI, respectively (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained herein, the Assets and the business of the Company and the Subsidiaries are being transferred on a “where is”

and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company or the Sellers set forth in Article V or Article VI, respectively (as modified by the Schedules hereto).
ARTICLE VIII
COVENANTS
     8.1 Access to Information. From the date hereof to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries and such examination of the books and records of the Company and the Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Subsidiaries to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound (it being understood and agreed that the Company will use commercially reasonable efforts to obtain a waiver of such confidentiality obligations). Notwithstanding anything to the contrary contained herein, prior to the Closing, Purchaser shall not contact any suppliers to, or customers of, the Company other than in the ordinary course of its business (which shall on no event include any discussion of the transactions contemplated hereby without the participation of the Company, other than in accordance with the agreed upon communications plan between Purchaser and the Company).
     8.2 Conduct of the Business Pending the Closing.
          (a) Prior to the Closing, except (I) as required by applicable Law, (II) as otherwise contemplated by this Agreement or (III) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned, unless the action to be taken by the Company would be reasonably expected to have a Material Adverse Effect), the Company shall, and shall cause the Subsidiaries to:
     (i) conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

     (ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and the Subsidiaries, and (B) preserve the present relationships with customers and suppliers of the Company and the Subsidiaries; and
     (iii) willfully do any other act which, or fail to take any reasonable action which failure, would cause any representation or warranty of the Company or any Seller in this Agreement (without giving effect to any materiality limitations set forth therein) to become untrue in any material respect.
          (b) Without limiting Section 8.2(a) above, except (I) as required by applicable Law, (II) as otherwise contemplated by this Agreement or (III) with the prior written consent of Purchaser, prior to the Closing, the Company shall not, and shall not permit the Subsidiaries to:
     (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other Equity Securities of, or other ownership interests in, the Company or any of the Subsidiaries;
     (ii) transfer, issue, sell or dispose of any shares of capital stock or other Equity Securities of the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other Equity Securities of the Company or any of the Subsidiaries;
     (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of the Subsidiaries;
     (iv) except as provided in Section 8.15, amend the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of the Subsidiaries;
     (v) (A) increase the annual level of compensation of any director or executive officer of the Company or any of the Subsidiaries, (B) other than in the Ordinary Course of Business, materially increase the annual level of compensation of any Employee who is not a director or executive officer, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (D) materially increase the coverage or benefits available under any (or create any new) Company Benefit Plan or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of the Subsidiaries is a party or involving a director or executive officer of the Company or any of the Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Benefit Plans;

     (vi) subject to any Lien, any of the Assets of the Company or any of the Subsidiaries, except for Permitted Exceptions;
     (vii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or Assets of the Company and the Subsidiaries (except for sales of inventory in the Ordinary Course of Business);
     (viii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company or any of the Subsidiaries;
     (ix) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate other than (a) such commitments for capital expenditures that are fully paid prior to Closing or (b) such commitments in respect of capital expenditures included in the CapEx Budget;
     (x) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries;
     (xi) permit the Company or any of the Subsidiaries to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the Assets of, or otherwise acquire any material Assets or business of, any Person, business, business unit, division or facility;
     (xii) change any of the Company’s or any of its Subsidiaries’ accounting methods, principles or practices unless required by GAAP;
     (xiii) revalue any of the Assets, including writing off receivables or reserves, other than in the Ordinary Course of Business;
     (xiv) enter into, extend, materially and adversely modify, or terminate any Material Contract, other than customer or supplier contracts in the Ordinary Course of Business;
     (xv) (A) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material Assets or any interests therein other than to secure Indebtedness, except for sales of finished goods inventory or obsolete Assets in the ordinary course of business consistent with past practice or (B) sell, assign or transfer any Assets to any of the Sellers or their Affiliates;
     (xvi) fail to expend funds for capital expenditures or commitments in accordance with the CapEx Budget;
     (xvii) make any material loans or advances to any Person, or, except for expenses incurred in the Ordinary Course of Business, to any employee of the Company or any of its Subsidiaries;

     (xviii) collect accounts receivable and pay accounts payable other than in the Ordinary Course of Business;
     (xix) fail to maintain the material Assets of the Company and each of its Subsidiaries in substantially their current state of repair, excepting normal wear and tear;
     (xx) amend any Tax Return, make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes; or
     (xxi) agree to do anything prohibited by this Section 8.2.
     8.3 Consents. Purchaser and the Company shall use (and the Company shall cause the Subsidiaries to use) their commercially reasonable efforts, and the Sellers shall cooperate with Purchaser, the Company and the Subsidiaries, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Sections 5.3(b), 6.3(b) and 7.3(b) hereof, if any; provided, however, that, except for the filing fees in connection with filings contemplated in Section 8.4 hereof, no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.
     8.4 Regulatory Approvals.
          (a) Each of Purchaser, the Company and the Sellers (if necessary) shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the creation or enhancement of dominance (collectively, the “Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within six (6) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within one (1) week in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.
          (b) Each of Purchaser and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice of periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Each of Purchaser and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, or other Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Purchaser and the Company decide that litigation is not in their respective best interests. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 8.4, (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or Assets, or (ii) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses.
     8.5 Further Assurances. Subject to, and not in limitation of, Section 8.4, each of Purchaser and the Company shall use (and the Company shall cause each of the Subsidiaries to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement.

Subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use commercially reasonable efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under this Agreement or otherwise to consummate and make effective the actions contemplated hereby. Without limiting the foregoing, after the Closing Date, (i) to the extent any of the Books and Records, or other Assets, are in the possession, custody or control of one or more of the Sellers, the Sellers shall promptly deliver or cause to be delivered to the Company all such Books and Records and other Assets and (ii) each Seller shall promptly deliver to the Company any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by such Seller to the extent related to the Assets, the Company or any of its Subsidiaries (and not received by such Seller in its capacity as a shareholder, optionholder, warrantholder or lender), including any such correspondence or communication from any customer, supplier or Governmental Body.
     8.6 Confidentiality.
          (a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and the Company dated December 9, 2005, amended on February 1, 2006 (the “Company Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Company Confidentiality Agreement shall terminate.
          (b) The Company acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between the Company and Purchaser dated December 14, 2005, as amended (the “Purchaser Confidentiality Agreement”), the terms of which are incorporated herein by reference. The terms of the Purchaser Confidentiality Agreement shall continue in full force and effect in accordance with its terms, regardless of when, or whether, the Closing occurs.
          (c) For a period from the date of this Agreement to the date that is five (5) years after the Closing Date, each of the Sellers shall treat all data and information relating to the Company and its Subsidiaries and all data and information relating to the business, customers, financial statements, conditions or operations of the Company and its Subsidiaries, as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any Person such information and cause his or her employees, Affiliates and representatives who have had access to such information to keep confidential and not to use any such information (i) unless such information is now or is hereafter disclosed, through no act or omission of any Seller or their Affiliates, employees or representatives, in a manner making it available to the general public, or (ii) unless such information is required by Law or legal process to be disclosed, (iii) to the extent necessary to be disclosed in connection with resolution of any dispute with respect to this Agreement or (iv) unless such Seller is an employee of Purchaser or its Affiliates and such information is used in connection with Purchaser’s ongoing business. The Purchaser shall be entitled to injunctive relief to enforce this Section 8.6(c) in accordance with Section 12.13 hereof.
     8.7 Indemnification, Exculpation and Insurance.
          (a) From and after the Closing Date, Purchaser shall cause the Company and its Subsidiaries to continue to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of the Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Subsidiaries at any time prior to the Closing Date to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law. Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company or any of the Subsidiaries as now in effect shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights as they relate to any period prior to Closing shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Purchaser shall pay any expenses of any Indemnitee under this Section 8.7, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances (i) to the extent required by applicable Law or (ii) if it is ultimately determined that such person is not entitled to indemnification.
          (b) Purchaser, from and after the Closing Date, shall cause (i) the certificate of incorporation and by-laws of Purchaser to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by-laws of the Company and (ii) the certificate of incorporation and by-laws or comparable organizational documents of each subsidiary of Purchaser to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.
          (c) Each Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 8.7 with counsel selected by the Indemnitee; provided, however, that (i) Purchaser shall be permitted to participate in the defense of such Claim at its own expense and (ii) Purchaser shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed.

          (d) In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law, the applicable organizational documents of the Company or any of the Subsidiaries or any indemnification agreements or arrangements of the Company or any of the Subsidiaries, as the case may be, shall be made by independent legal counsel mutually selected by such Indemnitee and the Purchaser.
          (e) Each of Purchaser and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (f) For the six-year period commencing immediately after the Closing Date, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s and the Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Purchaser) on terms with respect to such coverage and amount no less favorable to the Company’s and the Subsidiaries’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that in no event shall Purchaser be required to expend an amount per year equal to one hundred fifty percent (150%) of the current annual premiums paid by the Company and its Subsidiaries in the aggregate for such insurance coverage (the “Maximum Amount”) to maintain or procure such insurance coverage as required hereunder. In the event that the annual premiums required to procure or maintain such insurance coverage would exceed the Maximum Amount, Purchaser shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount or provide Sellers the option of paying the difference.
          (g) The provisions of this Section 8.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
          (h) In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and Assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 8.7.
          (i) The obligations of Purchaser under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the written consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).
     8.8 Preservation of Records. The Sellers and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Company and the Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Sellers or Purchaser or any of their Affiliates or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or Purchaser wish to destroy such records, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.
     8.9 Publicity.
          (a) Other than in accordance with the communication plan agreed to between the Company and Purchaser prior to the date hereof, none of the Sellers, the Company or Purchaser shall issue any press release or public announcement or communication of any nature concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the judgment of the Sellers, the Company or Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any securities exchange on which the Sellers, the Company or Purchaser lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other parties with respect to the timing and content thereof.
          (b) Each of Purchaser, the Company and the Sellers agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law or by the applicable rules of any securities exchange on which the Sellers, the Company or Purchaser lists securities. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser, the Company and the Sellers agree to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other parties shall request.
          (c) Notwithstanding the foregoing, each of ACAS and The Carlyle Group (“Carlyle”) may disclose the transactions contemplated hereby in a manner consistent with its respective past disclosure practices of transactions substantially in the form provided to Carlyle (in the case of disclosure by ACAS) or ACAS (in the case of disclosure by Carlyle) prior to the date hereof.
     8.10 Financing.
          (a) In order to assist Purchaser with obtaining the debt financing contemplated by the Debt Commitment Letter, the Company shall provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including (i) assisting in the preparation of any prospectus, offering memorandum or similar document or marketing material, and cooperating with lenders, (ii) making senior management of the Company and its Subsidiaries reasonably available for customary road show or syndication presentations, lender or proposed financing source meetings and ratings agencies presentations, (iii) cooperating with prospective lenders and their respective advisors in performing their due diligence, (iv) entering into customary agreements with lenders and their respective advisors, and (v) helping procure other definitive financing documents or other reasonably requested certificates or documents, including pledge and security documents, comfort letters, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), legal opinions and real estate title documentation (provided that such cooperation shall not require any material expenditure by the Company or the Sellers).
          (b) Purchaser shall execute and deliver to the requisite parties under the Debt Commitment Letter, simultaneously with the execution and delivery of the Debt Commitment Letter, the fee letter as contemplated by the Debt Commitment Letter. In addition, Purchaser shall not, and shall cause its Affiliates not to, agree to any condition precedent to, or any limitation on the amount of funds available at the time of, the initial borrowing under the financing contemplated by the Debt Commitment Letter or the replacement financing contemplated under this Section 8.10, not already contained in the Debt Commitment Letter which would reasonably be expected to delay or prevent the Closing. Purchaser shall use commercially reasonable efforts to enter into definitive financing agreements on or before the Closing Date on the terms and conditions set forth in the Debt Commitment Letter or such other terms as are acceptable to Purchaser including (i) complying with the terms and conditions of the fee letter referenced therein, (ii) to the extent required by the Agent under the Debt Commitment Letter, preparing with the assistance of the Company and the Company’s management and accounting advisors, the necessary prospectus, offering memorandum or similar document or marketing material and negotiating definitive loan documentation, (iii) to the extent required by the Agent under the Debt Commitment Letter, commencing and conducting, with the assistance of the Company and the Company’s management, the road show and syndication activities concerning the placement and syndication of the senior secured credit facility contemplated by the Debt Commitment Letter, and (iv) accepting any changes in the terms of the proposed financing contemplated in the “market flex.”
     8.11 Update of Schedules.
          (a) Not less than ten (10) Business Days prior to the proposed Closing Date, the Company may elect to amend or supplement the disclosure schedules to this

Agreement with respect to any events, facts or circumstances first arising or occurring after the date hereof by delivery of such amended or supplemental disclosure schedules to the Company (the “Updated Schedules”) all of which Updated Schedules shall be delivered on a single occasion. In the event that the Company delivers the Updated Schedules to Purchaser, and the aggregate amount of Losses reasonably expected by Purchaser to be incurred by the Purchaser Indemnified Parties based upon or resulting from the matters set forth in the Updated Schedules exceeds $500,000, then Purchaser shall have the option, in its sole and absolute discretion, to terminate this Agreement by delivery of written notice to the Seller Representative within seven (7) Business Days of its receipt of the Updated Schedules. If Purchaser timely delivers such a written notice of termination, the Seller Representative shall have the option to either (i) cause the Company to cure all such breach(es) disclosed on the Updated Schedules within thirty (30) days from delivery of such notice (during which thirty (30) day period, Purchaser shall not be required to consummate nor shall it be permitted to terminate the transactions contemplated by this Agreement and after which this Agreement shall terminate unless such breach(es) have been cured in all material respects), or (ii) in the event that the aggregate amount of Losses reasonably expected to be incurred by the Purchaser Indemnified Parties based upon or resulting from the matters set forth in the Updated Schedules is less than $3,000,000, to elect in writing (in a form reasonably satisfactory to Purchaser) to indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses (in excess of the Basket) based upon or resulting from the matters set forth in the Updated Schedules. If Purchaser does not timely deliver such termination notice to the Seller Representative, or if such termination notice is timely delivered and the Primary Indemnitors deliver the written agreement described in the previous sentence, then Purchaser shall be deemed to have consented to the Updated Schedules and from and after the Closing, the Updated Schedules shall have the effect of amending and supplementing, as applicable, the disclosure schedules as if such amendment or supplement were set forth on the disclosure schedules delivered on the date of this Agreement solely for purposes of determining whether the applicable representation or warranty was breached as of the Closing Date. To the extent any event, fact or circumstance is disclosed on the Updated Schedules the Purchaser Indemnified Parties shall have no right to indemnification with respect to Losses relating to such event, fact or circumstance based upon or resulting from the failure of any representation or warranty to be true and correct on the Closing Date (after taking into account the Updated Schedules), as if made on such date (unless the Primary Indemnitors agree to indemnify the Purchaser Indemnified Parties for such Losses in accordance with this Section 8.11(a)); provided, however, that to the extent all such Losses based upon or resulting from the failure of any representation or warranty to be true and correct on the Closing Date (without regard to any limitation therein with respect to materiality, Material Adverse Effect or other similar qualification) with respect to any such event, fact or circumstance, exceed the Sub-Basket, then the full amount of such Losses (without regard to the Sub-Basket) shall be assessed against, and correspondingly reduce, the Basket (but not the Cap) such that if such Losses (after taking into account the Sub-Basket) exceed $500,000, then the Basket shall be reduced to zero.
          (b) The Company shall provide the Purchaser with (i) an unaudited consolidated balance sheet and the related statements of income and cash flow for each month from the date hereof through the Closing Date within twenty (20) calendar days after the end of each such month and (ii) reasonably requested information with respect to aggregate shipments and orders for each month from the date hereof through the Closing Date within seven (7) calendar days after the end of each such month.
     8.12 Exclusivity. From the date hereof through the Closing Date, neither the Sellers nor the Company shall, nor shall any of them knowingly permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than the Purchaser or any of its Affiliates) in furtherance of any merger, sale of Assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries or a substantial portion of the Assets. The Sellers and the Company shall immediately notify the Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, any information is requested with respect to the Contemplated Transactions or any offer is made with respect to the Company or any of its Subsidiaries, the Common Stock, Preferred Stock or any of the material Assets.
     8.13 Affiliate Transactions. The Sellers and the Company shall cause (i) all accounts, whether payables or receivables, between the Company and its Subsidiaries, on the one hand, and any Seller or any of its Affiliates, on the other hand, to be repaid or otherwise satisfied in full at or prior to the Closing, except as set forth in Schedule 8.13, (ii) except as set forth in Schedule 8.13, all other Related Party Transactions to be terminated with no further liability or other force or effect after the Closing, except with respect to any breach by any Seller or its Affiliate and (iii) the North Canton, OH facility sublease to be amended in substantially the form attached as Exhibit E (the “Facility Sublease Amendment”).
     8.14 Joint Venture Supply Agreement. At or prior to Closing, the Company shall, and shall cause the Joint Venture to execute and deliver a Supply Agreement, the form of which shall be reasonably acceptable to Purchaser (the “Joint Venture Supply Agreement”).
     8.15 Amendment to Company’s Certificate of Incorporation. At or prior to Closing, the Company shall amend its certificate of incorporation such that its name shall not include “ACAS”, “American Capital Strategies, Ltd.” or any similar or equivalent term that reflects the ownership of the Company prior to the Closing.
     8.16 [Intentionally Omitted]
     8.17 Termination of Tax Sharing Agreements. The Company shall terminate or cause to be terminated prior to Closing any Tax sharing or Tax allocation agreements among any of the Company and its Subsidiaries, and after the Closing Date, none of the Company or any of its Subsidiaries shall be bound thereby or have any liability thereunder.

     8.18 Section 280G. Prior to the Closing Date, the Company shall submit to its stockholders for approval (in a manner satisfactory to Purchaser) by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separate or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed “parachute payments” under Section 280G of the Code, and prior to the Closing Date the Company shall deliver to Purchaser evidence satisfactory to Purchaser that (i) a stockholder vote was held in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant tot eh waivers of those payments and/or benefits which were executed by the affected individuals prior to the date the payments and/or benefits were submitted to the stockholders for approval.
     8.19 Environmental Matters.
          (a) Phase II Testing. The Company acknowledges and agrees that an environmental consulting firm to be jointly selected by the Company and Purchaser (it being understood and agreed by Purchaser that such environmental consulting firm shall not be ERM) shall conduct Phase II subsurface soil and groundwater testing at the Xinyi, China site, the cost of which shall be borne by the Purchaser. Any such work shall be conducted during regular business hours upon reasonable notice and shall not unreasonably interfere with the routine operations at such facility. Purchaser agrees to promptly share the results of all testing, monitoring or other similar investigative work performed by such consulting firm with the Company.
          (b) Environmental Response Actions. In the event that Purchaser reasonably determines, based upon the Phase II testing described in Section 8.19(a) above, that the Existing Contamination (if any) at the Xinyi, China site poses a substantial risk to human health or the Environment, then the Company shall undertake, or shall cause its Subsidiaries to undertake, any Environmental Response Actions that are reasonably requested by Purchaser and are necessary, in the reasonable opinion of the consulting firm retained to perform the Phase II testing, to mitigate such substantial risk to human health or the Environment. Notwithstanding any other provision contained herein, following the Closing, ACAS, severally in accordance with its Indemnification Percentage, and Swaldo and Blackerby, on a joint and several basis with respect to the balance, shall indemnify Purchaser for one-half of the costs of any such Environmental Response Actions; provided that (i) the full amount of any such costs incurred by Purchaser or the Company that are not indemnified by ACAS, Swaldo or Blackerby shall be assessed against, and correspondingly reduce, the Basket (but not the Cap) such that if the amount of such costs exceed $500,000, then the Basket shall be reduced to zero and (ii) the full amount of any such costs paid by ACAS, Swaldo or Blackerby shall be assessed against, and correspondingly reduce, the Cap.

ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;
          (b) the representations and warranties of the Common Stock Sellers and ACAS set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by each of the Common Stock Sellers and an authorized officer of ACAS, dated the Closing Date, to the foregoing effect, in each case solely as to its own representations and warranties hereunder;
          (c) the Company and the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;
          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

          (f) there shall not have been any event since the date of this Agreement that has had or would be reasonably expected to have a Material Adverse Effect;
          (g) each of Theodore V. Swaldo (“Swaldo”) and William T. Blackerby, Jr. (“Blackerby”) shall have executed and delivered to Purchaser an employment agreement substantially in form and substance as set forth on Exhibit F in the case of Swaldo (the “Swaldo Employment Agreement”) and Exhibit G in the case of Blackerby (the “Blackerby Employment Agreement”),
          (h) Each of Linda Swaldo and Blackerby shall have executed and delivered to Parent the Parent Stockholders Agreement substantially in the form set forth on Exhibit H and the Investor Rights Agreement substantially in the form set forth on Exhibit I
          (i) Each of the Equity Sellers shall have executed and delivered to Purchaser the Earn-Out Agreement substantially in the form set forth on Exhibit K;
          (j) Purchaser shall have received the funds contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter;
          (k) the Escrow Agent, Linda Swaldo and William T. Blackerby, Jr. shall have executed and delivered to Purchaser the Indemnity Escrow Agreement and the Adjustment Escrow Agreement;
          (l) except as otherwise agreed in writing by Purchaser prior to the Closing, each member of the board of directors of the Company and each of its Subsidiaries shall have resigned as elected or appointed directors of the Company and each of its Subsidiaries, as applicable, effective as of the Closing;
          (m) the Company shall have executed and delivered (and shall have caused the Joint Venture to execute and deliver) to Purchaser the Joint Venture Supply Agreement;
          (n) the Company shall have delivered to Purchaser a fully executed Facility Sublease Amendment;
          (o) each of Linda Swaldo and William T. Blackerby, Jr. shall have executed and delivered to Purchaser the Pledge Agreement, the form of which is set forth on Exhibit L;
          (p) with respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code, the Company’s stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Purchaser shall not have any liabilities with respect to such “parachute payments”;

          (q) the Sellers shall have delivered, or caused to be delivered, and the Purchaser shall have received:
     (i) stock certificates representing all of the Shares and all of the Preferred Stock, in each case duly endorsed in blank or accompanied by stock transfer powers;
     (ii) an Option Cancellation Agreement executed by each Option Holder, the form of which is set forth on Exhibit J;
     (iii) certificates of good standing of the Company and its Subsidiaries dated as close as practicable (but in no event more than ten (10) days) prior to the Closing;
     (iv) a certificate of the secretary or other officer of the Company certifying: (A) the true and correct charter documents of the Company and each Subsidiary, as of the Closing; (B) the true and correct bylaws of the Company and each Subsidiary, as of the Closing; (C) the names and true signatures of the officers or other authorized persons of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder; and (D) copies of the resolutions duly adopted by the Company, authorizing the execution, delivery and performance by the Company of this Agreement and each of the other agreements, instruments and documents contemplated hereby; and
     (v) the certificates described in Section 9.1(a) and 9.1(b);
     (vi) the legal opinion of Calfee, Halter & Griswold LLP substantially in the form of Exhibit B hereto, on behalf of the Company;
     (vii) an executed affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation Section 1.1145-2(b), which statement certifies that such Seller is not a foreign person and sets forth the Seller’s name, taxpayer identification number and address;
     (viii) such other documents relating to the transactions contemplated by this Agreement as the Purchaser may reasonably request; and
          (r) the Sellers shall have delivered, or caused to be delivered, to the Company, the instruments representing the Warrants and Options being cancelled hereunder.
     9.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):

          (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act;
          (e) Purchaser shall have executed and delivered (i) to Swaldo the Swaldo Employment Agreement, (ii) to Blackerby the Blackerby Employment Agreement and (iii) to the Equity Sellers, the Earn-Out Agreement;
          (f) Parent shall have executed and delivered to Linda Swaldo and Blackerby the Parent Stockholders Agreement and the Investor Rights Agreement;
          (g) there shall not have occurred any event, development or circumstance since the date of the Agreement that has caused a material adverse change in the business, assets, property or financial condition of Purchaser and its Subsidiaries, taken as a whole; provided, that the following shall be disregarded for purposes of this Section 9.2(g): (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (but solely to the extent that any such change does not have a disproportionate effect on Purchaser or its Subsidiaries); (ii) the effect of any change that generally affects any industry in which Purchaser or any of the Subsidiaries operates (but solely to the extent that any such change does not have a disproportionate effect on Purchaser or its Subsidiaries); (iii) the effect of any action taken by the Company, any Seller or any of their respective Affiliates with respect to the transactions contemplated hereby; (iv) the effect of any changes in applicable Laws or accounting rules (but solely to the extent that any such change does not have a disproportionate effect on Purchaser or its Subsidiaries) or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; and

          (h) Purchaser shall have delivered, or caused to be delivered, to the Sellers:
     (i) a certificate of good standing of the Purchaser dated as close as practicable (but in no event more not more than ten (10) days) prior to the Closing;
     (ii) a certificate of the secretary or other officer of the Purchaser certifying: (A) the true and correct charter documents of the Purchaser, as of the Closing; (B) the true and correct bylaws of the Purchaser, as of the Closing; (C) the names and true signatures of the officers or other authorized persons of the Purchaser authorized to sign this Agreement and the other documents to be delivered by the Purchaser hereunder; and (D) copies of the resolutions duly adopted by the Purchaser, authorizing the execution, delivery and performance by the Purchaser of this Agreement and each of the other agreements, instruments and documents contemplated hereby;
     (iii) the certificates described in Section 9.2(a) and 9.2(b); and
     (iv) such other documents relating to the transactions contemplated by this Agreement as the Seller or the Seller Representative may reasonably request.
ARTICLE X
INDEMNIFICATION
     10.1 Survival of Representations and Warranties. Subject to the limitations and other provisions herein, (i) the representations and warranties of the parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties (a) of each Seller set forth in Sections 6.1 (Organization), 6.2 (Authorization), 6.4 (Ownership), and 6.6 (Financial Advisors) shall survive the Closing indefinitely, (b) of the Company set forth (i) in Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.5 (Subsidiaries) and 5.23 (Financial Advisors) shall survive the Closing indefinitely, (ii) 5.9 (Taxes) shall survive the Closing for a period of ninety (90) days following the expiration of the applicable statutes of limitation and (iii) 5.18 (Environmental Matters) shall survive the Closing for a period of five years following the Closing Date, and (c) of Purchaser set forth in Sections 7.1 (Organization), 7.2 (Authorization), 7.6 (Financial Advisors) and 7.8 (Conditions of the Business) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a) and 10.3(a) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification and an estimate of the amount of Losses related thereto, if determinable) to the indemnifying party in accordance with Section 10.4 before the expiration of the applicable Survival Period, and (ii) the covenants and agreements of the parties hereto shall survive the Closing for a period of eighteen (18) months following the Closing Date (unless this Agreement expressly provides that such covenant or agreement shall survive for a longer period in which event it shall survive for such longer period).
     10.2 Indemnification by Primary Indemnitors.
          (a) Subject to Sections 10.5 and 10.6 hereof, and except for claims arising out of or in connection with the matters covered by the indemnification for tax obligations in Section 11.1, which shall be governed by such Section (but which shall remain subject to Section 10.5), from and after the Closing, the Primary Indemnitors hereby agree, on behalf of the Sellers, to the extent provided herein, to indemnify and hold Purchaser, the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (including the costs of reasonable investigation, remediation and accountants’ and attorneys’ fees) (individually, a “Loss” and, collectively, “Losses”) as follows:
     (i) ACAS hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against Losses, based upon or resulting from the failure of any of the representations or warranties made by ACAS in Article VI to be true and correct on the date hereof and on the Closing Date, as if made on such date, and, Swaldo and Blackerby, on a joint and several basis, hereby agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon or resulting from the failure of any of the representations or warranties made by any Seller other than ACAS in Article VI to be true and correct on the date hereof and on the Closing Date, as if made on such date, in each case without any regard to any limitation therein with respect to materiality, Material Adverse Effect or other similar qualification;
     (ii) ACAS severally in accordance with its Indemnification Percentage, and Swaldo and Blackerby, on a joint and several basis with respect to the balance, agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against Losses based upon the failure of any of the representations and warranties of the Company in Article V of this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, as if made on such date, in each case without any regard to any limitation therein with respect to materiality, Material Adverse Effect or other similar qualification;
     (iii) ACAS hereby agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon or resulting from the breach of any covenant or agreement of ACAS contained in this Agreement, and Swaldo and Blackerby, on a joint and several basis, hereby agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon or resulting from the breach of any covenant or agreement by any Seller other than ACAS contained in this Agreement; and

     (iv) Swaldo and Blackerby, on a joint and several basis, agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon or resulting from the breach of any covenant or agreement of the Company contained in this Agreement.
     10.3 Indemnification by Purchaser.
          (a) Subject to Section 10.5 and 10.6 hereof, Purchaser hereby agrees to indemnify and hold the Sellers and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:
     (i) based upon or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; and
     (ii) based upon or resulting from the breach of any covenant or agreement on the part of Purchaser under this Agreement.
     10.4 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought prior to expiration of the applicable Survival Period.
          (b) In the event that any Legal Proceedings shall be instituted, or any claim shall be asserted, by any third party in respect of which payment may be sought under Section 10.2 or 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to (i) the Seller Representative, in the case of indemnification pursuant to Section 10.2 and (ii) Purchaser, in the case of indemnification pursuant to Section 10.3(a) (the recipient of such notice referred to below as the “indemnifying party” it being understood and agreed that the Seller Representative shall represent all Sellers in the event of any breach of the representations, warranties or covenants of the Company hereunder and shall be entitled to bind all such Sellers in connection therewith (subject to the limitations contained herein)). The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party with respect to any such Legal Proceedings that give rise to an Indemnification Claim, a indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice in connection with such Legal Proceedings, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with such Indemnification Claim which relates to any Losses indemnified against by it hereunder but any reasonable documented out of pockets costs of any such undertaking (including the costs of a single counsel for all indemnifying parties) shall reduce the Cap applicable to such parties. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 10 days after receipt of an Indemnification Claim (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party fails to assume the defense of such Indemnification Claim within such 10-day period, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party elects to assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the investigation and defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel in each jurisdiction at the expense of the indemnifying party (which expenses, fees and costs shall be paid at least quarterly) if, (i) so requested by the indemnifying party to participate or (ii) (A) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable or (B) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the indemnified party or its Affiliates (in which case, notwithstanding anything to the contrary in this Agreement, the indemnifying party shall not have the right to control the defense or investigation of such Legal Proceeding). In no event shall the indemnifying party be required to pay for more than one set of counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
     10.5 Certain Limitations on Indemnification.
          (a) Notwithstanding the provisions of Articles X and XI and except as otherwise provided herein, (i) neither the Primary Indemnitors nor Purchaser shall have any indemnification obligations for Losses under Section 10.2(a)(i) or (ii), Section 10.3(a)(i) or Article XI, (1) for any individual item, or group of related items which shall include claims by unrelated parties arising out of the same or substantially similar factual allegations (e.g., class action claims) to the extent all Losses with respect to such item or series of related items are less than $50,000 (the “Sub-Basket”) and (2) in respect of each item or series of related items for which all Losses are equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $500,000 (the “Basket”), and then only to the extent of such excess, and (ii) in no event shall the aggregate amounts to be paid by the Primary Indemnitors under this Article X, Section 8.19(b) and Article XI exceed $20,000,000 (the “Cap”); provided, however, that (x) none of the foregoing limitations shall apply to any Losses arising out of, resulting from or related to any breach, inaccuracy or failure to be true of any representation or warranty set forth in Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.5 (Subsidiaries), 6.1 (Organization), 6.2 (Authorization), 6.4 (Ownership), 7.1 (Organization) and 7.2 (Authorization) (the “Cap Exceptions”) and (y) any Losses for which tax indemnification is provided in Article XI shall not be subject to the Sub-Basket.
          (b) Notwithstanding anything herein to the contrary, except as provided in the last sentence of Section 10.5(c), (i) the aggregate amount for which any Primary Indemnitor shall be liable hereunder shall be (x) such Primary Indemnitor’s Indemnification Percentage multiplied by (y) an amount equal to the sum of the Aggregate Equity Value plus the ACAS Warrant Amount; and (ii) the aggregate amount for which any Primary Indemnitor shall be liable with respect to Losses suffered by Purchaser Indemnified Parties pursuant to Section 10.2(a)(i) or (ii) for any breaches or inaccuracies of any representations and warranties in Article V or Article VI (other than representations and warranties included in the definition of Cap Exceptions), Section 8.19(b) or Article XI shall in no event exceed (x) such Primary Indemnitor’s Indemnification Percentage multiplied by (y) the Cap Amount. For the avoidance of doubt, amounts which count toward the limit set forth in clause (ii) above count against the limit in clause (i), but not vice versa.
          (c) Notwithstanding anything else herein to the contrary, ACAS shall not be liable for any amount with respect to Losses incurred by Purchaser Indemnified Parties pursuant to Section 10.2(a)(i) (other than Sections 6.1 (Organization), 6.2 (Authorization) and 6.3 (Ownership and Transfer of Securities) (each, the “ACAS Cap Exceptions”)), Section 10.2(a)(ii), or Section 8.19(b) in excess of $2,000,000, less amounts paid by ACAS under the ACAS Contribution Agreement (the “ACAS Cap”). In the event Purchaser Indemnified Parties have Losses pursuant to Section 10.2(a)(i) (other than with respect to the ACAS Cap Exceptions) or Section 10.2(a)(ii) in excess of the ACAS Cap, the remaining Primary Indemnitors shall be jointly and severally liable for the full amount ACAS’s Indemnification Percentage of such Losses in excess of the ACAS Cap in accordance with the remaining limitations of this Section 10.5.
          (d) No Purchaser Indemnified Party shall make any claim for indemnification under this Article X in respect of any matter to the extent that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2.
          (e) Except as provided in Section 8.19, the Purchaser Indemnified Parties shall not be entitled to indemnification with respect to a breach of the representations and warranties in Section 5.18 to the extent resulting from any investigation of environmental conditions at any Company Property conducted by, or at the direction of, Purchaser other than (i) any such investigation required under applicable Law (including any Law requiring that such testing be completed in connection with any construction, material maintenance activity, expansion or closure of all or any part of any Facility), (ii) any such investigation required by any Governmental Body, (iii) any such investigation in response to any Environmental Claim to the extent reasonably related thereto, (iv) any air or wastewater testing required by Environmental Law in connection with any maintenance or modification of all or any part of any Facility (including any testing required to obtain any Environmental Permit that may be required in connection therewith) or (v) any Phase I assessment or other similar noninvasive environmental audit conducted in preparation for or in connection with any M&A or financing transaction, or securities offering involving Purchaser, the Company or their Affiliates; provided, however, that with respect to this clause (v), the Primary Indemnitors shall have no liability or obligation to the Purchaser Indemnified Parties under this Agreement with respect to any Phase II or other invasive testing (including the results thereof) undertaken by the Purchaser Indemnified Parties as a result of such non-invasive Phase I assessment or other similar noninvasive environmental audit.
     10.6 Indemnity Escrow.
          (a) Establishment of Indemnity Escrow Account; Payments. On the Closing Date, Purchaser shall, on behalf of Swaldo and Blackerby, pay to La Salle Bank, as escrow agent to Purchaser and Swaldo and Blackerby (the “Escrow Agent”), in immediately available funds, to a separate escrow account (the “Indemnity Escrow Account”) established by the Indemnity Escrow Agent, an amount equal to $7,000,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. Any payment the Primary Indemnitors (other than any payments required to be made by ACAS pursuant to Section 10.2(a)(i) or (iii)) are obligated to make to any Purchaser Indemnified Parties pursuant to this Article X, Article XI or Section 8.19(b) (and notwithstanding the fact that such liability is several as among ACAS and Swaldo and Blackerby) shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the issuance of joint written instructions by the Seller Representative and Purchaser to the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to Theodore V. Swaldo (with a copy to the Seller Representative and the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Primary Indemnitors shall be required to pay their Indemnification Percentage of all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice (subject to the limitations in Section 10.5).
          (b) Release of Indemnity Escrow.
     (i) On the date (the “Step-Down Date”) that is eighteen (18) months following the Closing Date, the Escrow Agent shall release to Swaldo and Blackerby (pro rata in accordance with the amounts contributed to the Indemnification Escrow Account), the portion of the Indemnification Escrow Amount in excess of an amount equal to the sum of (A) $3,500,000 plus (B) an amount equal to the aggregate of all claims for indemnification of the Purchaser Indemnified Parties under this Article X asserted but not yet resolved (“Unresolved Claims”) prior to the Step-Down Date. The Indemnity Escrow Amount in excess of $3,500,000 that was retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) as soon as reasonably practicable upon their resolution in accordance with this Article X and the terms of the Escrow Agreement.
     (ii) On the date that is three (3) years after the Closing Date, the Escrow Agent shall release to Swaldo and Blackerby (pro rata in accordance with the amounts contributed to the Indemnification Escrow Account), all or any remaining portion of the Indemnification Escrow Amount less an amount equal to the aggregate of all Unresolved Claims on such date. Thereafter, as soon as reasonably practicable after the resolution of any such Claims, in the event and to the extent that the remaining portion of the Indemnification Escrow Amount exceeds the aggregate amount of all Unresolved Claims, the Escrow Agent shall release to Swaldo and Blackerby (pro rata in accordance with the amounts contributed to the Indemnification Escrow Account), any such excess amount.
     (iii) The Seller Representative and the Purchaser shall promptly deliver joint written instructions to the Escrow Agent required pursuant to the terms of the Escrow Agreement in order to make the distributions required by this Section 10.6(b).
     10.7 Calculation of Losses.
          (a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any (i) Tax benefits actually realized by way of a current reduced cash outlay for Taxes by the indemnified party, and amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery), (ii) amounts recovered by the indemnified party pursuant to any indemnification by or indemnification or other agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as a direct offset against such Loss (net of any costs incurred to recover such amounts) (each source named in clauses (ii) and (iii) a “Collateral Source”). The indemnifying party may require an indemnified party to assign the rights to seek recovery from a Collateral Source; provided that the indemnifying party will then be responsible for pursuing such recovery at its own expense. Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement. For purposes of determining when the indemnified party has realized a Tax benefit under this Section, if the indemnified party or any consolidated group of which it is a member for Tax purposes has other items of deduction, loss or credit for any taxable period ending no later than the last day of the taxable year in which the indemnity payment is made, the items of Tax benefit arising out of the Losses for which indemnity is sought shall be deemed used first prior to use of any such other items. The party seeking indemnification under this Article X shall use commercially reasonable efforts to seek recovery from Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.
          (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall in any event be liable to any other Person for any consequential, special or punitive damages or any Losses based upon any multiple of lost earnings or other similar methodology used to value the Company or the Securities based on the financial performance or results of operations of the Company or its Subsidiaries, except, in each case, to the extent that any third party asserts a claim against the Company or any of its Subsidiaries for any such damages that is indemnifiable hereunder.
     10.8 Tax Treatment of Indemnity Payments. The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.
     10.9 Exclusive Remedy. From and after the Closing, except (i) in the event of fraud (in which case the parties shall be entitled to exercise all of their rights, and seek all damages available to them, under law or equity), (ii) as provided in Section 8.19 (Environmental Matters); Article XI (Tax Matters) and Section 12.3 (Seller Representative and Equity Sellers Representative), and (iii) for specific performance of obligations to be performed at and after the Closing, the sole and exclusive remedy of the parties hereto for breach of this Agreement shall be indemnification in accordance with this Article X. In furtherance of the foregoing, effective as of the Closing, each Seller, on behalf of itself and each of its past, present and future Affiliates, beneficiaries and assigns (“Related Persons”), hereby releases and forever discharges the Company and each of its past, present and future Affiliates, Subsidiaries, shareholders, members, successors and assigns, and their respective officers, directors and employees (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action (including rights of contribution, if any, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Company Common Stock, the Company Preferred Stock, the Warrants, the Company, its Subsidiaries or their respective predecessors in interest, including any liability or obligation arising under or pursuant to any shareholder agreement, employment agreement or other compensation arrangement (other than agreements and arrangements entered into between the Company and a Seller on or after the Closing Date, accrued and unpaid compensation to the extent included on the Closing Balance Sheet, or any claim for indemnification pursuant to the Company’s or its Subsidiaries certificate of incorporation or other charter document to the extent not arising as a result of any claim by Purchaser against such Releasee or its Related Persons hereunder) in each case, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller or any of its Related Persons now has, has ever had or hereafter has against the respective Releasees.
ARTICLE XI
TAX MATTERS
     11.1 Indemnification for Tax Obligations. From and after the Closing Date, the Primary Indemnitors shall jointly and severally defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses arising out of or in connection with: (i) any Taxes payable by any of the Taxpayers with respect to any Pre-Closing Tax Period or for the Straddle Period, to the extent allocable or attributable (as provided in Section 11.2) to the portion of such period beginning before and ending on the Closing Date; (ii) any liability of any of the Taxpayers for Taxes of others (for example, by reason of transferee liability or application of Treasury Regulation Section 1.1502-6); (iii) any inaccuracy of any representation or any breach of warranty contained in Section 5.8(iii) or Section 5.9; (iv) any breach by any Taxpayer of any covenant contained in Section 8.2(b)(xx) or this Article XI; (v) any Transfer Taxes for which the Sellers are liable pursuant to Section 12.1 hereof; (vi) any failure of any of the Stockholders, Equity Seller Representative or any Taxpayer to comply with the provisions of this Article XI; (vii) any VAT receivable set forth on the Closing Statement that is taken into account in the determination of Closing Working Capital that is not collected in full by one or more of the Taxpayers within 180 days following Closing, and (viii) Taxes arising out of or in connection with any breach by the Equity Seller Representative or the Stockholders of any covenant contained in this Agreement. The Sellers shall not be liable for Taxes to the extent of the amount of the reserve for Taxes that is set forth as a current liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Statement and that is taken into account in the determination of the Closing Date Net Working Capital, with such reserve reduced by any amounts credited against Taxes otherwise payable by the Equity Sellers pursuant to Section 11.6 and the Closing Deductions as actually reflected on the Short Period federal income Tax Return (the Closing Deductions thus adjusted, the “Actual Closing Deductions,” and such reserve thus adjusted, the “Adjusted Tax Reserve”). Notwithstanding the provisions of this Section 11.1, claims for indemnification under this Section 11.1, together with claims for indemnification under Article X, shall be subject to the Basket and the Cap as provided in Section 10.5. Except as otherwise provided in Section 10.7 concerning Losses being determined net of any Tax benefit, for purposes of this Article XI, references to any “Loss” shall be deemed to include amounts that would have constituted a “Loss” but for the set-off or other utilization of any loss, deduction or credit realized in, or attributable to a Post-Closing Tax Period.
     11.2 Allocation of Taxes. In the case of Taxes that are payable with respect to the Straddle Period, the portion of such Taxes for the Pre-Closing Tax Period shall be (i) in the case of ad valorem or property Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during the period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date. The Closing Deductions shall, in all events, be treated as occurring in the Short Period (as defined in Section 11.6(a)) and/or in the pre-Closing portion of the Straddle Period.
     11.3 Indemnity Payments. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all income Tax purposes as adjustments to the Purchase Price.
     11.4 Tax Benefits.
          (a) On the Closing Date, (i) the cancellation of the Options hereunder will give rise to compensation deductions to the extent permitted by applicable Law (the “Option Deduction”), (ii) the unamortized fees, unamortized interest and other expenses incurred by the Company or its Subsidiaries in connection with the incurrence of any indebtedness to be paid off at Closing may be deductible for income Tax purposes (the “Financing Fees Deduction”), and (iii) certain Transaction Expenses incurred by the Company or its Subsidiaries may be deductible for income Tax purposes (the “Transaction Fees Deduction” and collectively with the Option Deduction and the Financing Fees Deduction, the “Closing Deductions”).
          (b) Purchaser shall pay the following amounts (collectively, the “Tax Benefit Amount”), at the following times, to the Common Stock Sellers
     (i) Within five (5) Business Days after receipt by any member of the Buying Group (as defined in clause (iii) below), the total amount of the Tax refund (inclusive of interest) paid to any member of the Buying Group or any amount of Tax credited against Tax which any member of the Buying Group otherwise would be or would have been required to pay, in either case, with respect to any Pre-Closing Tax period but for the utilization of any of the Closing Deductions utilizing the Ordering Rule as defined in subsection (iii) below (including with respect to Prior Returns filed pursuant to Section 11.6(b)), except to the extent (A) attributable to the carryback of any tax attribute from a post-Closing Tax period (or portion thereof), (B) expressly taken into account in the computation of Closing Working Capital, or (C) otherwise payable in accordance with the provisions of subsection (ii) below (any such amount, a “Closing Deduction Refund or Credit”).
     (ii) Within five (5) Business Days after the filing of any Tax Return or the payment of any estimated Taxes, for any taxable period covered by Section 11.4(b)(iii), Purchaser shall (A) provide to the Equity Sellers Representative a written certificate as to the amount, if any, and the calculation thereof, of the Utilized Tax Attributes (as defined in clause (iii) below) for the Buying Group for such Tax Return; and (B) pay to the Common Stock Sellers an amount equal to such Utilized Tax Attributes.
     (iii) For purposes hereof, “Utilized Tax Attributes” shall mean any reduction in the cash outlay for Taxes of any member of the Company or Buying Group that otherwise would be payable (including with respect to any Short Period and the portion of any Straddle Period ending on and including the Closing Date) but for the utilization of the Closing Deductions, determined by giving effect to the Ordering Rule, to the extent such reduction in cash outlay is reflected or taken into account (A) on any estimated tax payment or Tax Return filed on or before March 15, 2015, or, (B) as a result of any benefit from any Federal or state net operating loss or credit carryforward to a post-Closing tax period, in each case generated by the Closing Deductions. If the Company or the Buying Group has other items of deduction, loss or credit, such other items shall be deemed used subsequent to use of the Closing Deductions in connection with the determination of the amount of any Utilized Tax Attributes payable to the Common Stock Sellers under this subsection (c) (such convention with respect to the ordering of the use of the Closing Deductions and other Tax benefits, the “Ordering Rule”). For purposes hereof, “Buying Group” shall mean Purchaser and each of its Subsidiaries and any other member included in any consolidated income tax filing by the group in which Purchaser and/or Parent are a member.
     (iv) Any Closing Deductions Refund or Credit and any Utilized Tax Attributes required to be paid hereunder shall be reduced by (i) any amount required by applicable Law to be withheld from such payments, including the incremental (net of Federal tax benefit) payroll taxes (e.g., FICA, Medicare, FUTA, SUTA), (ii) if applicable, 401(k) matches paid by the Company or its Subsidiaries with respect to the gross wages generated by the Closing Deductions, to the extent applicable thereto and (iii) any reasonable out-of-pocket expense incurred in connection with realizing any cash benefit of Closing Deduction Refund or Credit or Utilized tax Attributes.
     (v) For the avoidance of doubt, the parties agree that the provisions of Section 11.1, Section 11.4 and Section 11.6 are intended to be interpreted to provide the Equity Sellers with value which is no less, and no more, than the value of the Tax Benefit Amount.
          (c) Purchaser shall provide access and make available upon request (at reasonable times, on adequate notice and subject to the payment by the Equity Sellers

Representative of any out-of-pocket charges imposed on any member of the Buying Group), to the Equity Sellers Representative and its representatives, all applicable post-Closing Tax Returns, workpapers, personnel, representatives and such other information requested that is reasonably necessary to verify the propriety of the calculation of any Tax Benefit Amount or any Utilized Tax Attributes; provided, that the foregoing shall be subject to professional standards and the Company’s independent accountant’s generally applicable firm policy; and provided further that such materials shall be treated by the Equity Sellers Representative, and the Equity Sellers Representative shall cause its representatives to treat such materials, as confidential, and not disclose such materials to any other party except as required by applicable law or to establish its entitlement to payment under this Section 11.4.
     11.5 Tax Contests. The Purchaser shall promptly notify the Equity Sellers Representative in writing upon receipt by the Purchaser, a Taxpayer or any of their Affiliates of a written notice (the “Tax Claim Notice”) of any pending or threatened Tax audits or assessments for which the Sellers may have liability pursuant to this Agreement (“Tax Contest Claims”); provided, however, no failure or delay by the Purchaser to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the Sellers are prejudiced thereby. The Purchaser and the Equity Sellers Representative shall cooperate with each other in the conduct of any Tax Contest Claim. The Equity Sellers Representative shall have the right to control the conduct of any Tax Contest Claim if it exercises such right by delivering a written notice to such effect to the Purchaser within ten (10) business days after receipt of the Tax Claim Notice with respect to the Tax Contest Claim in question, provided that: (i) the Equity Sellers Representative shall keep the Purchaser informed regarding the progress and substantive aspects of any Tax Contest Claim, including providing the Purchaser with all written materials relating to such Tax proceeding received from and submitted to the relevant Taxing Authority within ten (10) business days of receipt or submission of such materials, (ii) the Purchaser shall have an opportunity to comment on any written materials prepared in connection with any Sellers’ Tax Contest Claim at least five (5) business days prior to submission and (iii) shall have the right to attend any conferences relating to any Tax Contest Claim and to consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any compromise or settlement, in each case, if such Tax Contest Claim could reasonably be expected to have any material adverse effect on any of the Purchaser or any of the Taxpayers or any of their affiliates in any Post-Closing tax period. Except as otherwise provided above in this Section 11.5, Purchaser shall be entitled to control all other examinations, audits, or administrative, judicial or other proceedings with respect to Taxes.
     11.6 Preparation of Tax Returns.
          (a) In order to apportion appropriately any Taxes relating to a taxable period that otherwise would include (but not end on) the Closing Date, the parties hereto will, to the extent permitted by applicable Law, cause the taxable year of the Company to close on (and include) the Closing Date (a “Short Period”).

          (b) Equity Sellers Representative shall cause to be prepared by the Company’s regular pre-Closing accountants, at the Company’s expense (to be reimbursed by the Equity Sellers within 30 days after presentation of a written invoice from the Company), as promptly as practicable after the Closing Date, but in no event later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file) for review and comment by the Equity Sellers Representative and the Purchaser: all Tax Returns required to be filed for any Pre-Closing Tax Periods (the “Pre-Closing Tax Returns”), including (i) the federal, state and local income Tax Returns for the fiscal year ending December 31, 2005; (ii) net operating loss carryback claims arising out of the Closing Deductions for any filed Tax Return of the Company to the extent permitted by applicable Law; and (iii) Tax Returns for the period beginning on January 1, 2006 and ending on the Closing Date (the “Stub Period Returns”) (such Tax Returns and claims described in clauses (i-iii) above are collectively referred to as the “Prior Returns”). Except to the extent of the Adjusted Tax Reserve, as defined in Section 11.1 (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and any Estimated Taxes previously paid, the Common Stock Sellers shall pay all Taxes shown as due and owing with respect to such Pre-Closing Tax Returns to the Company no later than two (2) Business Days prior to the due date for filing such returns, giving effect to applicable extensions, and the Company shall file such returns and pay the Taxes due and owing with respect thereto. No election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate income to the Short Period shall be made. The Equity Sellers Representative shall cause to be prepared, and Purchaser shall cause the Company to file, the Prior Returns on a basis consistent with those prepared for prior taxable periods to the extent permitted by applicable Law, and to include the Closing Deductions in the Stub Period Returns to the extent permitted by applicable Law; provided that the amount of the Closing Deductions included shall be subject to the prior written approval of the Purchaser as to their deductibility for income Tax purposes, not to be unreasonably withheld, conditioned or delayed. The Purchaser shall not subsequently claim for its benefit, and will cause the Taxpayers and their Affiliates not claim for their benefit, any Closing Deductions that it does not approve pursuant to the preceding sentence. No election under Section 172(b)(3) of the Code will be made to forego the net operating loss carryback.
          (c) The Purchaser shall cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable Law) and in accordance with Section 11.6 of this Agreement all Tax Returns of the Taxpayers for any Straddle Periods (“Straddle Period Returns”), and shall cause such Tax Returns to be delivered to the Equity Sellers Representative for consent (which consent shall not be unreasonably withheld, conditioned, or delayed), no later than thirty (30) days prior to the due date for filing any such Straddle Period Return (taking into account any applicable extensions of time to file). Except to the extent reflected in the Adjusted Tax Reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), no later than two (2) Business Days prior to the due date for the payment of any Taxes with respect to any such Straddle Period Return, the Equity Sellers Representative, on behalf of the Common Stock Sellers, shall pay to the Purchaser an amount equal to the portion of Taxes attributable to the pre-Closing portion of the Straddle Period as determined pursuant to the principles set forth in Section 11.2. The

Purchaser shall cause such Straddle Period Returns to be timely filed and shall cause to be paid any Taxes payable with respect to such Straddle Period Returns. The Equity Sellers Representative and the Purchaser shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns.
     11.7 Cooperation. The Equity Sellers Representative and Purchaser shall cooperate as and to the extent reasonably requested by the other party and at the requesting party’s out-of-pocket expenses, in connection with the filing of any Tax Returns for the Taxpayers, the filing of any Tax Returns for the Taxpayers, the filing and prosecution of any Tax claims and any audit, litigation, or other proceeding with respect to Taxes of the Taxpayers. Such cooperation shall include the retention of all books and records relating to the Taxpayers’ Taxes for a period of six (6) years after the Closing and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     11.8 Conflict. To the extent there is any conflict between the provisions of this Article XI and Article X, the provisions of this Article XI shall control.
     11.9 Survival. The covenants and agreements of the parties contained in this Article XI shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.
     11.10 Successors. For purposes of this Article XI, references to any of the Company, the Sellers, the Equity Sellers Representative, the Purchaser or any Taxpayer shall include successor entities.
ARTICLE XII
MISCELLANEOUS
     12.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne one-half by Purchaser and one-half by the Sellers as a Transaction Expense when due, and the Sellers will, at their expense, file all necessary Tax Returns and other documentation with respect to all such Taxes. If required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     12.2 Expenses. Except as otherwise provided in this Agreement, (a) the Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and (b) the Company shall bear all expenses incurred by the Company, the Sellers and their Affiliates in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (it being understood and agreed that the Sellers will reimburse the Company for any such expenses not paid as Transaction Expenses and not otherwise accrued as liabilities in Closing Working Capital); provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in the manner set forth in Section 3.2(d).
     12.3 Seller Representative and Equity Sellers Representative.
          (a) With respect to all matters other than those reserved for the Equity Sellers Representative under Section 3.2 and Article XI, each Seller hereby irrevocably appoints ACAS (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Securities to Purchasers in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement (other than those arising under Section 3.2 and Article XI), including, without limitation, defending, negotiating, settling or otherwise dealing with claims under Article X hereof, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including, without limitation, the power:
     (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;
     (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);
     (iii) to give and receive all notices and communications to be given or received under this Agreement and the transactions contemplated hereby and to receive service of process in connection with the any claims (other than those arising under Section 3.2 and Article XI) under this Agreement and the transactions contemplated hereby; and
     (iv) to take all actions which under this Agreement and the transactions contemplated hereby may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the transactions contemplated hereby as fully and completely as such Seller could do if personally present.

          (b) With respect to all matters reserved for the Equity Sellers Representative under Section 3.2 and Article XI, each Equity Seller hereby irrevocably appoints William T. Blackerby, Jr. (the “Equity Sellers Representative”) as such Equity Seller’s representative, attorney-in-fact and agent, with full power of substitution to act on behalf of such Equity Seller in litigation or arbitration involving this Agreement (limited to those matters arising under Section 3.2 and Article XI), including, without limitation, defending, negotiating, settling or otherwise dealing with claims under Article XI hereof, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Equity Sellers Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including, without limitation, the power:
     (i) to give and receive all notices and communications to be given or received under this Agreement and the transactions contemplated hereby and to receive service of process in connection with the any claims (limited to those arising under Section 3.2 and Article XI) under this Agreement and the transactions contemplated hereby; and
     (ii) to take all actions which under this Agreement and the transactions contemplated hereby may be taken by the Equity Sellers and to do or refrain from doing any further act or deed on behalf of the Equity Sellers which the Equity Sellers Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the transactions contemplated hereby as fully and completely as such Equity Seller could do if personally present.
          (c) Neither the Seller Representative nor the Equity Sellers Representative shall be liable to the Sellers for any act taken or omitted by it as permitted under this Agreement and the transactions contemplated hereby, except if such act is taken or omitted in bad faith or by willful misconduct. Both the Seller Representative and the Equity Sellers Representative shall also be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).
          (d) Until the amount of Losses in accordance with Section X exceeds the ACAS Cap, the Primary Indemnitors agree, severally but not jointly, in accordance with their respective Indemnification Percentage, to indemnify the Seller Representative, and Theodore V. Swaldo and William T. Blackerby Jr. agree, jointly and severally, to indemnify (i) the Equity Sellers Representative and (ii) after the amount of Losses under Section X exceeds the ACAS Cap, the Seller Representative for, and to hold each of the Seller Representative and the Equity Sellers Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative or the Equity Sellers Representative, arising out of or in connection with the Seller Representative’s or the Equity Sellers Representative’s carrying out its duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending Seller Representative and Equity Sellers Representative against any claim of liability with respect thereto. The Seller

Representative and the Equity Sellers Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.
          (e) If ACAS becomes unable to serve as Seller Representative, or William T. Blackerby, Jr. becomes unable to serve as Equity Sellers Representative, such other Person or Persons as may be designated by a majority of the Sellers, based on each Seller’s Pro Rata Share, shall succeed as the Seller Representative or Equity Sellers Representative, as the case may be. If ACAS’s liability for Losses shall have reached the ACAS Cap, then ACAS shall resign as Seller Representative and the Equity Sellers Representative shall also become the Seller Representative.
     12.4 Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties hereto hereby irrevocably submit to the jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.7.
     12.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Company Confidentiality Agreement and the Purchaser Confidentiality Agreement and each other agreement being entered into among the parties in writing substantially concurrently herewith represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
     12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to any Seller, to:
American Capital Strategies, Ltd., as Seller Representative
461 Fifth Avenue
25th Floor
New York, NY 10017
Attn:   Todd Wilson
Facsimile:   (212) 213-2060
William T. Blackerby, Jr., as Equity Sellers Representative
6902 Victoria Court Street
Canton, OH 44718
With a copy (which shall not constitute notice) to:
American Capital Strategies, Ltd.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
Attn:   Compliance Officer
Telecopier:   (301) 654-6714
With a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:   Christopher Aidun, Esq.
Facsimile:   (212) 310-8007

With a copy (which shall not constitute notice) to:
Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH 44114-2688
Attn: Robert Ross, Esq.
Facsimile: (216) 622-8454
If to Purchaser, to:
United Components, Inc.
Highway 41 North
Evansville, IN 47725
Attn:   Keith Zar, General Counsel
Facsimile:   (812) 867-4157
With copies to:
The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, DC 20004
Attn:   Ian Fujiyama
Facsimile:   (202) 347-1818
and:
Latham & Watkins LLP
555 11th Street, N.W.
Suite 1000
Washington, DC 20004
Attn:   David S. Dantzic, Esq.
Facsimile:   (202) 637-2201
     12.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     12.9 No Conflict. Purchasers and the Company (on behalf of itself and its Subsidiaries) agree that, notwithstanding any current or prior representation of the

Company and the Subsidiaries by Weil, Gotshal & Manges LLP (“WGM”) or Calfee, Halter & Griswold, LLP (“CHG”), WGM and/or CHG shall be allowed to represent any Seller, the Seller Representative, the Equity Sellers Representative or any of their Affiliates in any matters and disputes (or any other matter), including in any matter or dispute adverse to Purchasers, the Company or any Subsidiary that either is existing on the date hereof or that arises in the future and relates to this Agreement and the transactions contemplated hereby and Purchasers and the Company (on behalf of itself and the Subsidiaries) hereby waive any claim they have or may have that WGM or CHG has a conflict of interest or is otherwise prohibited from engaging in such representation.
     12.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that nothing herein shall prevent Purchaser from granting a Lien (for customary collateral purposes) on this Agreement to its lenders providing the financing contemplated pursuant to the Debt Commitment Letter. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.
     12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     12.12 Termination of Agreements.
          (a) Effective upon the Closing, each of the Company and the Sellers agree that the Seller Stockholders Agreement shall be terminated in its entirety and no party thereto shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Seller Stockholders Agreement. With respect to the transactions contemplated by this Agreement, each of the Company and the Sellers hereby waives compliance with the Seller Stockholders Agreement (including with respect to notice), to the extent that any section would require any action or notice on the part of the Company or the Sellers on or prior to the Closing Date.
          (b) Effective upon the Closing, each of the Company and ACAS agree that the Letter Agreement and the ACAS Management Agreement shall be terminated in its entirety and no party thereto shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Letter Agreement.

     12.13 Specific Performance. The Sellers agree that the Company Common Stock represents unique property that cannot be readily obtained on the open market and that the Purchaser would be irreparably injured if this Agreement is not specifically enforced after default. Therefore, the Purchaser shall have the right to specifically enforce the Sellers’ and the Company’s performance of their obligations under this Agreement, and the Sellers and the Company agree to waive the defense in any such suit that the Purchaser has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that the Purchaser shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, the Purchaser shall be entitled to obtain from any Seller or the Company against whom specific performance is granted, court costs and reasonable attorneys’ fees incurred by the Purchaser in enforcing its rights hereunder. As a condition to seeking specific performance, the Purchaser shall not be required to have tendered the Purchase Price but shall be ready, willing and able to do so.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

UNITED COMPONENTS, INC.

By:

Name:
Title:

ACAS ACQUISITIONS (ASC), INC.

By:

Name:
Title:

SELLERS:

AMERICAN CAPITAL STRATEGIES, LTD.

By:

Name:
Title:

Linda Swaldo

William T. Blackerby, Jr.

Christina Blackerby

Scott Swaldo

EXHIBIT A
Seller Information and Indemnification Percentage

Seller	Total	Rollover	Cancelled	Pro Rata	Indemnification
	Shares	Amount	Options	Share	Percentage
			Vested
Common Stock Sellers
Linda Swaldo	131,000	$8,000,000		81.237%	N/A
William T. Blackerby, Jr.	15,000	$300,000		9.300%	see below
Christina Blackerby	2,000			1.240%	N/A
Scott Swaldo	2,000		1,186	1.975%	N/A
Option Holders
Ying Hua Li			1,186	0.735%	N/A
Tao Ain			1,186	0.735%	N/A
Jeff Sandt			1,186	0.735%	N/A
Geoff Doke			1,186	0.735%	N/A
Dave Tate			1,186	0.735%	N/A
Chris Johnson			1,186	0.735%	N/A
Song De Shi			1,186	0.735%	N/A
William Thomas			1,186	0.735%	N/A
Al Barry			593	0.368%	N/A
Primary Indemnitors
Linda Swaldo					60.03%
William T. Blackerby, Jr.					6.67%
ACAS					33.30%

*	Both a Common Stock Seller and an Option Holder.